     As filed with the Securities and Exchange Commission on July 21, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  -----------
                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under the Securities Act of 1933
                                  -----------
                             Xpeed Networks, Inc.
            (Exact name of Registrant as specified in its charter)

              Delaware                               3661                       94-3298105
    (State or other jurisdiction         (Primary Standard Industrial        (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)     Identification Number)

                         99 W. Tasman Drive, Suite 110
                          San Jose, California 95134
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                  -----------
                                Michael D. Pak
                            Chief Executive Officer
                         99 W. Tasman Drive, Suite 110
                          San Jose, California 95134
                                (408) 473-8804
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                  Copies to:

        Thomas C. Klein                           Scott M. Stanton
       Stephen M. Welles                        Christopher M. Smith
           Paul Okada                              Adam Schwenker
       Micheal J. Reagan                  Gray Cary Ware & Freidenrich LLP
Wilson Sonsini Goodrich & Rosati                4365 Executive Drive
    Professional Corporation                         Suite 1600
       650 Page Mill Road                       San Diego, CA 92121
      Palo Alto, CA 94304                          (858) 677-1400
         (650) 493-9300

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                               Proposed Maximum
                    Title of Each Class of                         Aggregate         Amount of
                 Securities to be Registered                   Offering Price(1) Registration Fee
-------------------------------------------------------------------------------------------------
Common stock, $0.0001 par value per share....................     $50,000,000         $13,200

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.
                                  -----------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 21, 2000

PROSPECTUS

                                         Shares

                         [LOGO OF XPEED NETWORKS, INC.]

                                  Common Stock

  This is an initial public offering of common stock by Xpeed Networks, Inc.
Xpeed Networks is selling      shares of common stock. The estimated initial
public offering price is between $   and $   per share.

                                   --------

  We have applied for listing of our common stock on the Nasdaq National Market under the symbol XPED.

                                   --------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $        $
Underwriting discounts and commissions..........................   $        $
Proceeds to Xpeed Networks, before expenses.....................   $        $

  Xpeed Networks has granted the underwriters an option for a period of 30 days
to purchase up to      additional shares of our common stock.

                                   --------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 5.

                                   --------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

CHASE H&Q

            DAIN RAUSCHER WESSELS

                        UBS WARBURG LLC

                                                             KAUFMAN BROS., L.P.

               , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1

Risk Factors..............................................................    5

Forward-Looking Statements................................................   15

Use of Proceeds...........................................................   16

Dividend Policy...........................................................   16

Capitalization............................................................   17

Dilution..................................................................   18

Selected Consolidated Financial Data......................................   19

Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20

Business..................................................................   26

Management................................................................   35

Related Party Transactions................................................   42

Principal Stockholders....................................................   44

Description of Capital Stock..............................................   46

Shares Eligible For Future Sale...........................................   49

Underwriting..............................................................   51

Legal Matters.............................................................   53

Experts...................................................................   53

Where You Can Find Additional Information.................................   53

Index to Financial Statements.............................................  F-1


   Xpeed(TM) and Xpeed Networks(TM) are our unregistered trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements before making an investment decision.

                              Xpeed Networks, Inc.

   We design, market and sell digital subscriber line, or DSL, access devices for homes and businesses. Our DSL access devices enable network service providers to cost-effectively deploy broadband network access to end users. We design our DSL modems, bridges and routers to integrate easily into existing telephone networks and to simplify installation and maintenance. We sell our products to network service providers and network equipment vendors. Our customers include BroadbandNOW, Hanaro Telecom, Interspeed and NorthPoint Communications.

   The volume of data transmitted over communications networks has grown dramatically as an increasing number of business and residential consumers use the Internet to access bandwidth-intensive content and services. Increasing consumer demand for high-speed access and competition resulting from domestic and foreign telecommunications deregulation are driving the rapid deployment of DSL services. International Data Corporation, an independent research firm, estimates that the number of DSL lines in service in the United States will increase from approximately 510,000 in 1999 to 12.6 million in 2003, and that the number of DSL lines in service outside the United States will increase from approximately 140,000 in 1999 to 14.8 million in 2003.

   DSL technology enables network service providers to deliver high-speed access to end users over existing copper telephone wires. To deliver DSL service, network service providers install access devices at end-users' homes and businesses. These access devices send and receive digital transmissions to and from equipment located in the local telephone company's central office facility.

   We believe our products offer the following key benefits:

  . Interoperability. Our products support the most common DSL technologies, computer operating systems and network protocols and standards. Our DSL access devices are interoperable with network equipment made by Alcatel, Cisco Systems, Copper Mountain Networks, Lucent Technologies and Nokia.

  . Ease of Deployment and Maintenance. Our products are designed to enable network service providers to deploy DSL service rapidly and cost effectively. Our proprietary graphical user interface guides the technician though the installation process, helping to reduce installation time and errors. Our interface also enables remote trouble-shooting and maintenance, helping to substantially reduce network service providers' customer support costs.

  . Flexible Architecture. Our proprietary technology, consisting of our software, integrated circuits and circuit board design, provides us with a flexible platform upon which we design our products. As a result, we believe we can rapidly bring new products to market to meet evolving industry standards and changing customer requirements.

  . Broad Product Line. We offer single-user access devices such as internal and external modems, as well as multi-user access devices such as bridges and routers. Our product line includes access devices that support the most common types of DSL service. By addressing the full range of our customers' DSL access needs, we believe we can simplify their supply relationships.

   Our objective is to become the leading provider of DSL access devices to network service providers worldwide. To achieve this goal, we intend to do the following:

  . rapidly develop new products and technologies that leverage our flexible hardware and software architecture;

  .  expand our domestic and international sales channels;

  . continue to leverage our strategic relationships with network service providers, network equipment vendors and developers of DSL semiconductor technology;

  . offer integrated voice and data broadband access solutions to take advantage of the anticipated growth in the demand for these products; and

  . pursue strategic acquisitions that complement our technology, products and distribution strategies.

   We were incorporated in California in April 1998 and will complete our reincorporation into Delaware prior to the completion of this offering. Our principal offices are located at 99 W. Tasman Drive, Suite 110, San Jose, California 95134. We maintain a website at www.xpeed.com. Our telephone number is (408) 473-8804.

                                  The Offering

Common stock offered by Xpeed
 Networks..........................      shares

Common stock to be outstanding
 after this offering...............      shares

Use of proceeds.................... For general corporate purposes, including working capital and potential acquisitions.

Proposed Nasdaq National Market
 symbol............................ XPED

                              --------------------

   The total number of outstanding shares of our common stock above is based on shares outstanding as of June 30, 2000, and does not include:

  .       shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2000 at a weighted average exercise price
     per share of $        ;

  .       shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2000 at a weighted average exercise price per
     share of $        ;

  .       shares of common stock available for future grant as of June 30,
     2000 under our 1998 Stock Plan; and

  .       additional shares of common stock available for issuance under our
     2000 Employee Stock Purchase Plan immediately following this offering.

                              --------------------

   Unless otherwise noted, all information in this prospectus:

  .  reflects a     for     stock split of our common shares occurring prior
     to the completion of this offering;

  . assumes the completion of our reincorporation into Delaware prior to the completion of this offering;

  . reflects the automatic conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering; and

  .  assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The pro forma as adjusted consolidated balance sheet data summarized below reflects the conversion of all our preferred stock into shares of common stock upon completion of this offering and the application of the net proceeds from
the sale of the     shares of common stock at an assumed initial public
offering price of $    per share after deducting the estimated underwriting
discounts and commissions and estimated offering expenses. See Note 1 of the notes to the consolidated financial statements for an explanation of the calculation of the weighted average common and common equivalent shares used to compute net loss per share.

                                   Period from
                                     April 8,
                                    1998 (date
                                        of
                                    inception)                  Six Months
                                        to       Year Ended   Ended June 30,
                                   December 31, December 31, -----------------
                                       1998         1999      1999      2000
                                   ------------ ------------ -------  --------
Consolidated Statements of
 Operations Data:
  Net revenues....................   $    --      $ 2,411    $    71  $ 16,708
  Operating loss..................    (2,520)      (7,852)    (1,662)  (13,673)
  Net loss........................   $(2,529)     $(7,812)   $(1,643) $(13,322)
  Net loss per share--basic and
   diluted........................   $            $          $        $
  Shares used in calculating net
   loss per share.................
  Pro forma net loss per share--
   basic and
    diluted.......................   $            $          $        $
  Shares used in calculating pro
   forma net loss per share.......

                                                              June 30, 2000
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                           --------  -----------
Consolidated Balance Sheet Data:
  Cash and cash equivalents............................... $ 14,251     $
  Working capital.........................................   12,667
  Total assets............................................   21,529
  Total stockholders' equity (deficit)....................  (11,011)

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

                         Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our business and future prospects.

   We commenced operations in April 1998 and did not begin to achieve meaningful revenues from shipment of our products until the fourth quarter of 1999. We are still in the early stages of our development, which makes it difficult to evaluate our future prospects, and increases the risk that we will be unable to build a sustainable business. You should consider our prospects in light of the risks and difficulties we will encounter as an early stage company competing in a new and rapidly evolving market. Many of these risks are described under the sub-headings below. We may not successfully address any or all of these risks, and we may not be successful in executing our business plan.

We have a history of losses, we expect future losses, and we may not be able to achieve or maintain profitability.

   We have incurred net losses since our inception and expect future losses. Accordingly, we may not be able to achieve profitability, and even if we do become profitable, we may not be able to sustain profitability. We had negative cash flow from operations of $873,000 in 1998, $4.3 million in 1999, and $4.7 million for the first six months of 2000. As of June 30, 2000, we had an accumulated deficit of approximately $41.2 million. To achieve profitable operations on a continuing basis, we must successfully design, develop, market and distribute our products on a broad commercial basis. We cannot assure you that we will be able to do so.

We have derived substantially all of our historical revenues from sales of a single product to a single customer. If this customer reduces or discontinues purchases of our products, our business would be seriously harmed.

   For the six months ended June 30, 2000, sales to one customer, Hanaro Telecom, represented approximately 83% of our net revenues. For the year ended December 31, 1999, sales to Hanaro Telecom represented approximately 97% of our net revenues. Moreover, these revenues were generated from shipments of one product to Hanaro Telecom. We do not have any contracts or agreements with Hanaro other than purchase orders in the ordinary course of business, and Hanaro is not obligated to continue to purchase our products. Our business and operating results would be substantially harmed if Hanaro reduces or discontinues purchases of our products. We expect to continue to be dependent upon sales to Hanaro for a significant portion of our revenues. If we are not successful in generating revenues from additional customers and additional products, will not be able to build a sustainable business.

Our failure to manage our rapidly expanding operations could harm our business.

   Since our inception, we have experienced a period of rapid growth and expansion that has placed a significant strain on our resources. For example, we have increased the number of our employees from 15 at December 31, 1998 to 83 as of June 30, 2000. Our management team has limited experience managing rapidly growing companies on a public or private basis. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations.

Competition for qualified technical personnel in our industry is intense, and we may not be able to hire and retain the people that we need to succeed.

   Our success depends upon our ability to attract, train and retain engineers and other technical personnel to develop our DSL access devices and provide technical support of our products for our customers. Competition for such individuals in our region is intense, and we cannot be certain that we will be successful in recruiting and retaining such personnel. In addition, employees may leave our company and subsequently compete against us. The loss of the services of any of our technical personnel, the inability to attract or retain such personnel in the future or delays in hiring such personnel, particularly engineers, would harm our business.

The average selling price of our products may decrease rapidly, which may reduce gross margins or revenues if we are unable to reduce our cost of goods sold.

   The DSL access equipment industry has experienced rapid erosion of average selling prices due to a number of factors, including competitive pricing pressures and rapid technological change. We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. Therefore, to improve our gross margins, we must develop and introduce on a timely basis new products and product enhancements and continually reduce our product costs, particularly the cost of components. However, we can not be certain when or if cost reductions will occur. Our failure to achieve cost reductions would cause our revenues and gross margins to decline, which would harm our operating results.

The loss of the services of one or more of our executive officers or key employees could harm our business.

   Our executive officers and certain key sales, engineering and management personnel may not remain with us in the future. Our executive officers and key personnel and in particular Michael Pak, our President, CEO and founder, are critical to our business and its future success. If we lost the services of one or more of our executive officers or key employees, we would need to devote time and resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel. None of our officers or key employees is bound by agreements for any specific employment term or covenants not to compete.

Our target market is comprised of a limited number of potential customers.

   Because DSL service relies upon existing telephone lines to reach end users, a substantial majority of potential DSL end-user accounts in the U.S. and in other countries are controlled by a relatively small number of network service providers. If we are not successful in developing relationships with these few network service providers and the network equipment vendors that supply them, we will not be successful in building a profitable business. In each fiscal period, we anticipate that the substantial majority of our revenues will be derived from a small number of customers and that the mix of these customers will change from period to period. As a result, we must obtain orders from new significant customers on an ongoing basis to increase our revenues and grow our business. Moreover, agreements with network service providers and network equipment vendors are typically non-exclusive and often may be terminated by either party without cause or notice, and therefore even if we are successful in initiating relationships with customers, we may not be able to successfully maintain such relationships.

The sales cycle for our products is long, and our product life cycles tend to be short. We may incur substantial non-recoverable expenses or devote significant resources to sales that do not occur when anticipated or at all.

   The timing of our sales is difficult to predict because of our reliance on indirect sales channels and the length and variability of our sales cycle. Our prospective customers' purchase decisions involve significant time spent evaluating and testing our products. This evaluation process frequently results in a lengthy sales process, typically ranging from three to six months or longer. While our customers are evaluating our products and before they place an order with us, we may incur substantial expenses and expend significant management effort. Consequently, if sales forecasted from a specific customer do not materialize, sales, marketing and product development expenses associated with such failed effort will not be recovered. In addition, due to the rapidly changing technology environment in which we operate, product life cycles tend to be short. Therefore, the resources we devote even to successful sales and marketing efforts may not generate significant revenues for us, and from time to time we may need to write off excess and obsolete inventory.

Our international business activities are subject to risks that could negatively affect our business.

   The customer that accounted for approximately 83% of revenues for the first six months of 2000 and 97% of revenues for the year ended December 31, 1999 is located in Korea. We expect that sales to customers outside the United States will continue to account for a substantial portion of our revenues. If we are unable to successfully overcome the difficulties associated with international operations, our business will be harmed. These difficulties include:

  . currency fluctuations that may have an adverse effect on our business if they make our products relatively more expensive in foreign countries;

  .  foreign customer and government preferences for local products;

  . compliance with foreign governmental regulation and with U.S. and foreign laws and treaties relating to the import and export of telecommunications equipment;

  . staffing and managing foreign operations in our highly technical industry;

  . licenses, tariffs and other trade barriers that may be imposed on our products;

  . political and economic instability, especially in the Asia-Pacific region;

  .  potentially adverse tax consequences; and

  . delays or difficulties collecting accounts receivable from foreign entities that are not subject to suit in the United States.

   To date, our international sales have been denominated solely in U.S. dollars and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of our international sales may be denominated in currencies other than U.S. dollars, which would expose us to gains and losses based upon exchange rate fluctuations. Such gains and losses may contribute to fluctuations in our operating results.

                         Risks Related to Our Products

We depend on sole source and limited source suppliers for key components of our products.

   We rely on third-party suppliers for semiconductors and other components which are used in our products, and we have experienced delays or difficulty in securing components in the past. Key components that we use in our products, especially semiconductors, may only be available from single sources with which we do not have long-term contracts. In addition, we obtain certain key components, including memory and capacitors, from a limited number of suppliers. If these suppliers experience increased demand, we may be required to pay higher component prices or may not be able to meet our customers' demands, either of which could harm our gross margins or impact our ability to increase our revenues. Furthermore, any of our key suppliers may:

  .  enter into exclusive arrangements with our competitors;

  .  discontinue the manufacture of the components we require;

  . stop selling their products or components to us at commercially reasonable prices, or at all; or

  .  be subject to production disruptions.

We depend on third parties for the manufacturing, testing and assembly of our products.

   We do not own or operate a manufacturing facility. Rather, we outsource the manufacturing, assembly and testing of our products. Our contract manufacturers are currently Victron and Unitek. We will also begin to use SMTC in the second half of 2000. We currently have contracts with Victron and SMTC which expire in March 2001 and June 2001, respectively, subject to one year extensions. If any of our third-party manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, then product shipments to our customers could be delayed, which would negatively affect our net revenues, competitive position and reputation.

   We may in the future need to find new contract manufacturers in order to increase our volumes or to reduce our costs. We may not be able to find contract manufacturers that meet our needs, and even if we do, qualifying a new contract manufacturer and commencing volume production is expensive and time consuming. If we are required or choose to change contract manufacturers, we may lose revenues, and our customer relationships may suffer.

We may not be able to successfully manage the manufacture of our products by our contract manufacturers.

   Our business would be harmed if we fail to effectively manage the manufacture of our products. Because we place orders with our manufacturers based on our forecasts of expected demand for our products, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity or adequate quantities of components to meet our customers' delivery requirements, or we may accumulate excess inventories.

We may engage in future acquisitions that dilute our stockholders, cause us to incur debt and assume contingent liabilities.

   As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway with respect to any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could issue equity securities that would dilute our current stockholders' percentage ownership, incur substantial debt, or assume contingent liabilities. Such actions by us could seriously harm our results of operations and/or the price of our common stock.

Defects in our products could result in product returns and liability claims, either of which could harm our business.

   Our products are complex and may contain undetected defects, errors or failures. The occurrence of any defects, errors or failures could result in delays in installation, product returns and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would harm our business. In addition, any defect or alleged defect could result in product liability claims against us, which could be expensive, divert the attention of management from ordinary business activities and harm our business.

                         Risks Related to Our Industry

The broadband access device market in which we compete is new and unpredictable, and if this market does not develop and expand as we anticipate, then we may not be able to generate sufficient sales to achieve or maintain profitability.

   The market for broadband access services and the related equipment, including the DSL access equipment that we offer, has only recently begun to develop and is rapidly evolving. Because this market is new, it is difficult to predict its potential size or future growth rate. Widespread adoption of high-speed data transmission products and services is critical to our future success. Certain critical factors may hinder the development of the broadband access services market. These factors include:

  .  inconsistent quality and reliability of service;

  .  lack of common technology and communication standards and protocols;

  .  lack of interoperability among multiple vendors' network equipment;

  .  congestion in network service providers' networks; and

  .  inadequate security.

We focus exclusively on DSL access devices. If DSL technology does not succeed as a commercial solution for broadband access, our business may fail.

   The growth of the market for our products is dependent upon the broad acceptance of DSL as a preferred method for high-speed data transmission services. If the DSL access market fails to develop, develops more slowly than anticipated or attracts more competitors than we expect, our business, operating results and financial condition would be harmed. The DSL market, while rapidly evolving and attracting an increasing number of market participants, is still at an early stage of development. Potential consumers or network service providers who have invested substantial resources in their existing high-speed data transmission systems may be reluctant or slow to adopt a new technology like DSL. We cannot be certain that DSL products will gain broader market acceptance or that customers will choose our technology and products.

   The market for high-speed data transmission services has several competing technologies which offer alternative solutions, including cable modems, satellite and other wireless technologies. The demand for our products will decrease if competing technologies are more reliable, faster, less expensive, or have other advantages over DSL technology. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our products less competitive or obsolete. If any of these events occur, we would be unable to sustain or grow our business.

We will not be able to sell our products if network service providers do not deploy DSL service in a broad and timely manner.

   If network service providers do not increase their deployment of DSL services rapidly, we would be unable to sell our products as anticipated, if at all. Factors that hinder deployment include:


  . the network service providers' lack of qualified personnel necessary for the complex installation of DSL service;

  . the lack of a proven business model for DSL service providers to profitably market, sell, install and maintain DSL services;

  . cost constraints, such as installation costs and space and power requirements at the network service providers' central offices;

  . the ability of network service providers to raise capital necessary to fund the expansion of DSL services;

  . problems of interoperability among the various DSL network equipment vendors' products;

  . varying and uncertain conditions of the installed copper wire, including size and length, electrical interference, and crossover interference with voice and data telecommunications services;

  .  evolving industry standards for DSL technologies; and

  .  domestic and foreign government regulation.

Our market is highly competitive and our competitors are more established than we are and have greater resources than we have.

   The market in which we compete is intensely competitive and, as a result, we will face a variety of significant challenges, including rapid technological advances, price erosion, frequent new product introductions by our competitors and evolving industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive.

   We compete directly with other providers of DSL access devices including 3Com Corporation, Efficient Networks, Netopia, Ramp Networks, Tut Systems and Westell Technology. We also compete with network equipment vendors that offer bundled DSL access solutions that do not include our products, such as Alcatel, Cisco and Copper Mountain. These companies have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we have. These competitors may also have pre-existing relationships with our customers or potential customers. As a result, they may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

Our industry is subject to rapid technological change, and we must keep pace with the changes to compete successfully. If we do not adapt to changing customer requirements and emerging industry standards, we may not be able to sell our products.

   The markets for our products are characterized by rapidly changing technologies, evolving industry standards and the frequent introduction of new products and enhancements. Our future success depends in a large part on our ability to enhance our existing products and to introduce new products on a timely basis to meet changes in customer preferences and evolving industry standards. We cannot be certain that we will be successful in developing and marketing new products or product enhancements that respond to such changes in a timely manner and achieve market acceptance. We also cannot be certain that we will be able to develop the underlying core technologies necessary to create new products and enhancements, or that we will be able to license the core technologies from third parties.

Our industry is significantly affected by the legislative, regulatory and judicial rules applicable to telecommunications services and the broadband marketplace.

   Changes in existing laws and regulations applicable to our business may not be favorable to us and may require us to direct time and resources toward legal and regulatory matters. Since 1996, telecommunications laws have been in a state of particularly rapid change. If the Telecommunications Act of 1996 and recent decisions by the Federal Communications Commission implementing portions of the Act that have opened the existing telephone network to competition are stayed, reversed or modified by appellate courts, the growth of the market for our products could be limited.

Government regulations affecting our industry could harm our business.

   The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire communications industry including our customers and their products and services that incorporate our products. Future FCC regulations affecting the broadband access services industry, our customers or our products may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into certain markets or affect the prices that they are able to charge. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. Delays caused by our efforts to comply with regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would harm our business.

                   Risks Related to Our Intellectual Property

We may not be able to adequately protect our intellectual property.

   We believe that our continued success depends on the proprietary technology contained in our products. We currently rely on a combination of copyrights, trademarks, trade secret laws and contractual provisions to establish and protect our intellectual property rights. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain such technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States or at all. The failure to adequately protect our intellectual property rights could harm our business.

Claims that we are infringing upon the intellectual property rights of others may cause us to become involved in costly and lengthy litigation which could seriously harm our business.

   We believe that our products and technology do not infringe upon the intellectual property rights of others or upon intellectual property rights that may be granted to others in the future pursuant to pending applications. We also believe that we will not be required to obtain licenses of technology owned by other parties. However, there is always the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. If we were to fail to obtain such royalty or licensing agreements in a timely manner and on reasonable terms, our business would be harmed.

                         Risks Related to this Offering

Our operating results are likely to fluctuate which may cause our stock price to decline.

   Our operating results are likely to fluctuate significantly from quarter to quarter. The amount and timing of our operating expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as we develop new products. Due to competitive factors in our market, in the past we have experienced, and we anticipate that we will continue to experience, decreases in the average selling prices of our products which could adversely affect gross margins. Due to these and other factors, our quarterly revenues, expenses and results of operations could vary significantly in the future, and you should not rely upon period-to-period comparisons as indications of future performance. Such fluctuations may make our stock unattractive to investors and result in a decline in the price of our stock. In addition, it is likely that in some future quarter our operating results will fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly.

We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.

   If the proceeds of this offering, together with our existing cash balances and cash flow expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

A substantial number of our shares of common stock are eligible for future sale, and the sale of these shares may depress our stock price, even if our business is doing well.

   Upon completion of the offering, we will have approximately      shares of
common stock outstanding and       shares outstanding if we issue shares upon
exercise of the underwriters' over-allotment option. The     shares sold in
this offering will be freely tradeable. The remaining shares of common stock outstanding after this offering will be available for sale, assuming the effectiveness of certain lock-up arrangements under which the stockholders have agreed not to sell or otherwise dispose of their shares of common stock, in the public market as follows:

   Number of Shares              Date of Availability for Sale
   ----------------              -----------------------------
      0                          (date of this prospectus)
                                 (90 days after the date of this prospectus)
                                 (after 180 days following the date of this
                                 prospectus); and the remaining shares at
                                 various times thereafter upon the expiration
                                 of one-year holding periods

   If our stockholders sell substantial amounts of common stock in the public market, including shares issuable upon the exercise of outstanding options, the market price of our common stock could fall. See "Shares Eligible for Future Sale" and "Underwriting."

Because the book value per share of our stock is less than the initial offering price, you will experience immediate dilution.

   The estimated initial public offering price is substantially higher than the current book value per share of our outstanding common stock. As a result, investors purchasing our common stock in this offering will incur immediate
dilution of approximately $    per share, assuming an initial public offering
price of $     per share, in the book value of our common stock from the price they pay for our common stock. In addition, we have issued options to acquire common stock at prices significantly below the estimated initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution."

Because of likely fluctuations in the price of our stock we may be subject to class action litigation, which could distract management and result in substantial costs.

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our operations and sales of our products, which would have a negative impact on our financial condition and results of operations.

Because our principal stockholders and management will have the ability to control stockholder votes, the premium over market price that an acquirer might otherwise pay may be reduced and any merger or takeover may be delayed.

   Immediately following the offering, our officers and directors and their
affiliates will own or control approximately   % of our common stock (assuming
no purchases of shares of common stock in this offering by our officers and directors and their affiliates). Accordingly, our officers, directors and their affiliates, as a group, may have the ability to control the election of a majority of the members of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, or may impede a merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquirer might otherwise pay.

Provisions of our charter documents and Delaware law could prevent or delay a change in our control and may reduce the market price of our common stock.

   Certain provisions of our certificate of incorporation and bylaws that will be in effect upon the consummation of this offering and the provisions of Delaware law could have the effect of delaying, deferring or preventing our acquisition which could cause our share price to decline. For example, we have authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent, our stockholders are limited in their ability to make proposals at stockholder meetings and our directors may be removed only for cause and upon the affirmative vote of at least 80% of our outstanding voting shares. See "Description of Capital Stock."

Because we have broad discretion to use the offering proceeds, how we invest these proceeds may not increase our operating results or market value.

   As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes. Accordingly, our management will have considerable discretion in the application of the net proceeds, and may apply the net proceeds in ways which may not increase our operating results or our market value. See "Use of Proceeds." You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

Because there has been no prior market for our common stock, we cannot be sure that our stock price will not decline after this offering.

   Prior to this offering, you could not buy or sell our common stock on a public market. The initial public offering price of our common stock will be determined by negotiation among us and representatives of the underwriters and may not be indicative of the price that will prevail in the open market after this offering. In addition, the market price of our shares of common stock may be highly volatile and could be subject to wide fluctuations. We cannot be certain that an active trading market for our common stock will develop or be sustained, or that the price of our stock will not decline after this offering.

Because the Nasdaq stock market is likely to experience extreme price and volume fluctuations, the price of our stock may decline even if our business is doing well.

   The stock markets, and in particular the Nasdaq stock market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. We also expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

  .  announcements of technological or competitive developments;

  .  acquisitions or strategic alliances by us or our competitors;

  .  the gain or loss of a significant customer or order; and

  . changes in estimates of our financial performance or changes in recommendations by securities analysts.

   Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

  .  business strategy;

  .  financial performance and trends affecting our business;

  . plans, objectives, expectations and intentions contained in this prospectus that are not historical facts; and

  .  anticipated product release dates.

   When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. In addition, this prospectus includes statistical data that comes from information published by sources, including International Data Corporation and Dell'Oro Group, Inc. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   We estimate that we will receive proceeds of $           from the sale of
the         shares of common stock in this offering ($   if the underwriters'
over-allotment option is exercised in full) assuming an initial public offering
price of $      per share and after deducting the estimated underwriting
discounts and commissions and our estimated offering expenses.

   We plan to use the proceeds for general corporate purposes, including working capital. We may also use some of the proceeds to acquire other companies, technology or products that complement our business, although we have no current plans relating to any of these transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have not paid any dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings for use in the operation and expansion of our business. Our board of directors will make any future determination of the payment of dividends based upon various factors then existing, including, but not limited to, our financial condition, operating results and current and anticipated cash needs. The payment of dividends may be limited by financing agreements that we may enter into in the future.

                                 CAPITALIZATION

   The following table sets forth as of June 30, 2000:

  .  our actual capitalization; and

  . our pro forma, as adjusted capitalization to reflect the conversion of all outstanding shares of preferred stock into common stock, and the
     receipt of the net proceeds from the sale of      shares of our common
     stock offered hereby at an assumed initial public offering price of
     $     per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                                              June 30, 2000
                                                           --------------------
                                                                     Pro Forma
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in thousands,
                                                            except per share
                                                                  data)
Redeemable convertible preferred stock, $0.0001 par value
 per share,      shares authorized,      shares issued
 and outstanding, actual, no shares authorized, issued or
 outstanding, pro forma as adjusted......................  $25,390    $    --
                                                           -------    -------
Stockholders' equity (deficit):
  Preferred stock, $0.0001 par value per share, no shares
   authorized, actual,     shares authorized, pro forma
   as adjusted, no shares issued or outstanding, actual
   or pro forma as adjusted..............................       --         --
  Common stock, $0.0001 par value per share,      shares
   authorized, actual       shares authorized, pro forma,
   as adjusted;
        shares issued and outstanding, actual
    shares issued and outstanding pro forma, as adjusted.        0
  Additional paid-in capital.............................   44,108
  Unearned stock-based compensation......................  (13,890)   (13,890)
  Accumulated deficit....................................  (41,229)   (41,229)
                                                           -------    -------
    Total stockholders' equity (deficit).................  (11,011)
                                                           -------    -------
     Total capitalization................................  $14,379    $
                                                           =======    =======

The above table does not include:

  .       shares issuable upon the exercise of outstanding common stock
     options at a weighted average exercise price of $   per share;

  .      shares issuable upon the exercise of outstanding common stock
     warrants at a weighted average exercise price of $   per share; and

  .       shares available for future issuance under 1998 stock plan.

  .       shares available for future issuance under 2000 Employee Stock
     Purchase Plan.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 2000, was approximately
$14.4 million, or approximately $   per share of common stock. Pro forma net
tangible book value per share represents the amount of tangible assets less total liabilities, divided by the shares of common stock outstanding as of June 30, 2000, assuming the conversion of all outstanding shares of preferred stock into shares of common stock.

   Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after the offering. After
giving effect to our sale of       shares of common stock in this offering at
an assumed public offering price of $      per share and after deducting the
estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2000
would have been approximately $      million, or $      per share. This
represents an immediate increase in pro forma as adjusted net tangible book
value of $      per share to existing stockholders and an immediate dilution in
pro forma as adjusted net tangible book value of $      per share to purchasers
of common stock in this offering.

   Assumed initial public offering price per share.....................     $
     Pro forma net tangible book value per share as of June 30, 2000... $
     Increase in pro forma net tangible book value per share
      attributable to new investors....................................
                                                                        ---
   Pro forma as adjusted net tangible book value per share.............
                                                                            ---
   Dilution per share to new investors.................................     $
                                                                            ===

   The following table sets forth the total consideration paid and the average price per share paid by the existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us at an assumed initial public offering price of
$      per share.

                                             Shares         Total
                                           Purchased    Consideration   Average
                                         -------------- --------------   Price
                                         Number Percent Amount Percent Per Share
                                         ------ ------- ------ ------- ---------
   Existing stockholders................             %  $        %        $
   New investors........................
                                          ----  ------  -----  ------
       Total............................        100.0%  $      100.0%
                                          ====  ======  =====  ======

   If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will increase to     , or    % of the total
shares of common stock outstanding after this offering.

   In the event that we issue additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution. As
of June 30, 2000, there were options outstanding to purchase      shares of
common stock at a weighted average exercise price of approximately $     per
share,      shares of common stock issuable upon exercise of outstanding
warrants at a weighted average exercise price of $     per share and
shares of common stock reserved for issuance under our stock option plans and our employee stock purchase plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheets data as of December 31, 1998 and 1999 and the selected consolidated statements of operations data for the period from April 8, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999 have been derived from our audited consolidated financial statements, and are included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data at June 30, 2000, are derived from unaudited interim financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                Period from
                               April 8, 1998                 Six Months Ended
                            (date of inception)  Year Ended      June 30,
                              to December 31,   December 31, -----------------
                                   1998             1999      1999      2000
                            ------------------- ------------ -------  --------
Consolidated Statements of
 Operations Data:
  Net revenues.............       $    --         $ 2,411    $    71  $ 16,708
  Cost of revenues.........            --           2,926         64    17,724
                                  -------         -------    -------  --------
    Gross profit (loss)....            --            (515)         7    (1,016)
  Operating expenses:
    Sales and marketing....            58             894        279     1,134
    Research and
     development...........           796           2,604      1,122     3,144
    General and
     administrative........           291           1,295        268       736
    Stock-based
     compensation..........         1,375           2,544         --     7,643
                                  -------         -------    -------  --------
      Total operating
       expenses............         2,520           7,337      1,669    12,657
  Operating loss...........        (2,520)         (7,852)    (1,662)  (13,673)
  Interest income
   (expense), net..........            (9)             40         19       351
                                  -------         -------    -------  --------
  Net loss.................       $(2,529)        $(7,812)   $(1,643) $(13,322)
  Accretion of redeemable
   convertible preferred
   stock to redemption
   value...................            --              49         --        --
  Deemed dividend..........            --           2,013         --    15,553
  Net loss available to
   common stockholders.....       $(2,529)        $(9,874)   $(1,643) $(28,875)
                                  =======         =======    =======  ========
  Net loss per share--basic
   and diluted.............       $               $          $        $
                                  =======         =======    =======  ========
  Shares used in computing
   basic and diluted net
   loss per share..........
  Pro forma net loss per
   share--basic and
   diluted.................       $               $          $        $
                                  =======         =======    =======  ========
  Shares used in computing
   pro forma basic and
   diluted net loss per
   share...................

                                                  December 31,
                                                 ----------------
                                                  1998     1999    June 30, 2000
                                                 -------  -------  -------------
Consolidated Balance Sheets Data:
  Cash and cash equivalents..................... $   109  $ 3,574    $ 14,251
  Working capital (deficit).....................    (263)   2,371      12,667
  Total assets..................................     355    7,102      21,529
  Total stockholders' deficit...................  (1,130)  (6,441)    (11,011)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview

   We design, market and sell a broad line of DSL access devices that enable network service providers to cost-effectively deliver broadband Internet access to residential and business consumers. We commenced operations in April 1998 and focused our resources on developing DSL access devices. We shipped our first DSL access device products in March 1999, but we did not commence volume shipments until the fourth quarter of 1999. Although our revenues have increased substantially in the two most recent quarters, we have experienced net losses in each period since inception, and, as of June 30, 2000, we had an accumulated deficit of $41.2 million.

   We derive all of our revenues from sales of our DSL access devices, and we recognize revenues at the time of shipment. We provide allowances for estimated returns, uncollectable accounts and warranty costs at the time of revenue recognition. We sell our products to network service providers and network equipment vendors. We derived substantially all of our revenues through the six months ended June 30, 2000 from sales of our X400 product to Hanaro Telecom, a network service provider in Korea. Accordingly, substantially all of our revenues have been derived from international sales. Although all of our sales are denominated in U.S. dollars, currency fluctuations may have an adverse effect on our business if they make our products relatively more expensive in foreign jurisdictions. We anticipate that, as we broaden our customer base, the percentage of our revenues derived from products other than the X400 and from domestic customers will increase.

   Our market is intensely competitive and is characterized by declining prices due to increased competition and new product introductions. Due to competition and potential pricing pressures from large customers in the future, we expect that the average selling prices of our products will decline over time. Accordingly, to achieve and maintain profitability we must substantially improve our gross margins by reducing our cost of revenues.

   Cost of revenues is comprised principally of contract manufacturing costs as well as our personnel and other costs related to manufacturing start up activities. We provide our contract manufacturers with rolling six-month forecasts of our product needs, and our contract manufacturers place orders with component suppliers to meet our demands. Our contract manufacturers charge us for the cost of the components plus a mark-up fee as well as assembly and test services. We have recently entered into arrangements with certain component suppliers that we believe will enable us to minimize the effects of component purchase price variances that have substantially reduced our gross margins. We anticipate that our cost of revenues as a percentage of net revenues will decline in each quarter of 2000 due to our arrangements with component suppliers as well as cost savings that we expect will result from volume pricing advantages and anticipated product mix changes. We also expect our gross margin to vary from period to period as the result of many factors, including declines in average unit selling prices, fluctuations in demand for our products, the mix of products sold, the timing and size of customer orders, fluctuations in manufacturing volumes, changes in costs of components and new product introductions both by us and by our competitors.

   Research and development expenses consist primarily of salaries and related expenses for engineering personnel, fees paid to consultants and outside service products, depreciation of development and test equipment, prototyping expenses related to the design, development, testing and enhancements of our products and the cost of computer support services. We expense all research and development costs as incurred. From inception, we have incurred significant expenses to develop our products. We believe that continued investment in research and development is critical to our strategic product and cost reduction objectives. Accordingly, we expect to continue to devote substantial resources to research and development such that these expenses will increase in absolute dollars.

   Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, public relations, sales and customer support functions, as well as advertising, promotional and trade show costs and travel expenses. We believe that continued investment in sales and marketing is critical to the success of our strategy to expand our relationships, with leading network service providers and network equipment vendors, to establish and maintain relationships with partners and to expand our sales. We expect these expenses will increase in absolute dollars as we add personnel to implement our strategy.

   General and administrative expenses include salaries and related expenses for personnel engaged in finance, human resources, information technology and administrative functions, as well as fees paid to outside professionals. We expect that these expenses will increase in future periods in absolute dollars as we incur additional costs related to the anticipated growth of our business and our operation as a public company.

   In connection with the grant of stock options in 1999 and the first six months of 2000, we recorded an aggregate of $24.1 million in deferred stock-based compensation within stockholders' equity. These options were considered compensatory because the deemed fair value was greater than the exercise prices determined by the board of directors on the date of grant. As of June 30, 2000, we had an aggregate of $13.9 million of deferred stock-based compensation remaining to be amortized. This deferred compensation balance will be amortized as follows: $4.9 million during the remainder of 2000; $5.6 million during 2001; $2.6 million during 2002; and $800,000 during 2003. We anticipate that we will record additional stock-based compensation expense related to options granted subsequent to June 30, 2000. We are amortizing the deferred compensation on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the related options, which is generally four years. The amount of stock-based compensation amortization actually recognized in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

   In the fourth quarter of 1999, we issued      shares of Series C preferred
stock for gross proceeds of approximately $2.0 million. The issuance resulted in a deemed dividend of $2.0 million calculated in accordance with Emerging Issues Task Force No. 98-5, which resulted in an immediate increase in
additional paid-in capital. In January and February 2000, we issued      shares
of Series C preferred stock for gross proceeds of approximately $15.6 million. The issuance resulted in a deemed dividend of $15.6 million calculated in accordance with Emerging Issues Task Force No. 98-5, which resulted in an immediate increase in additional paid-in capital.

   In view of the rapidly changing nature of our industry and the substantial difference in the scope of our business during periods prior to the fourth quarter of 1999, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. We will not be able to maintain our historical growth rate, and you must evaluate our business and prospects in light of risks and challenges described under "Risk Factors" and elsewhere in this prospectus.

Comparison of Six Months Ended June 30, 2000 and 1999

   Net revenues. During the six month period ended June 30, 2000, we shipped approximately 136,000 units of our access devices and recognized approximately $16.7 million of revenue compared to approximately $71,000 of revenue for the first six months of 1999. The revenue increase was primarily due to product shipments to our largest customer.

   Cost of revenues. For the six month period ended June 30, 2000, cost of revenues was approximately $17.7 million compared to approximately $64,000 for the first six months of 1999. The increase in cost of revenues reflects the substantially different levels of operations between the two periods. The negative gross margins for the first six months of 2000 were the result of increased component costs due to short lead times on orders we placed to meet customer demands, manufacturing start-up costs, and high third-party manufacturing costs due to initial low volume manufacturing. We have entered into contracts and arrangements that we believe will mitigate these costs on a going-forward basis.

   Sales and marketing. For the six month period ended June 30, 2000, sales and marketing expenses were approximately $1.1 million compared to approximately $279,000 for the first six months 1999. This increase relates primarily to additional headcount-related expenses and additional travel and trade show-related expenses.

   Research and development. For the six months ended June 30, 2000, research and development expenses were approximately $3.1 million, compared to approximately $1.1 million during the first six months of 1999. This increase was primarily due to increased personnel and associated costs, as well as design and prototype expenses associated with the increased product development activity during the period.

   General and administrative. For the six month period ended June 30, 2000, general and administrative expenses were approximately $736,000, compared to expenses of approximately $268,000 for the first six months 1999. This increase was primarily due to expenses relating to increased headcount and professional fees.

   Interest income (expense), net. Interest income (expense), net consists primarily of interest earned on cash and cash equivalents offset by miscellaneous non-operating expenses. Interest and other income, net was approximately $351,000 for the first six months of 2000, compared to approximately $19,000 for the first six months of 1999. This increase in interest and other income (expense), net was related primarily to higher average cash balances during the six months of 2000 resulting from the sale of our preferred stock.

   Income taxes. From inception through June 30, 2000, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits.

Comparison of Years Ended December 31, 1999 and 1998

   Net revenues. During 1999 we shipped approximately 20,000 units of our access devices and recognized approximately $2.4 million of revenues. We recognized no revenues for 1998. The revenue increase was due to the commencement of shipment of our products.

   Cost of revenues. For the year ended December 31, 1999, cost of revenues was approximately $2.9 million. During 1998, there were no costs of revenues, as we had not commenced shipments of our products during that period.

   Sales and marketing. Sales and marketing expenses for 1999 were approximately $894,000 compared to expenses of approximately $58,000 during 1998. The increase in sales and marketing expenses during 1999 relates primarily to additional headcount-related expenses and additional travel and trade show-related expenses.

   Research and development. Research and development expenses for 1999 were approximately $2.6 million compared to expenses of approximately $796,000 during 1998. This increase was due primarily to increased personnel and associated costs, as well as design and prototype expenses associated with the increased product development activity during the year.

   General and administrative. General and administrative expenses for 1999 were approximately $1.3 million compared to approximately $291,000 for 1998. This increase is primarily related to headcount and related expenses, and settlement of a dispute with a distributor in Korea.

   Interest income (expense), net. Net interest income was $40,000 for fiscal year 1999, compared to an expense of $9,000 for 1998. This increase was related primarily to higher average cash balances during 1999 due to sales of our preferred stock to investors during the year.

   Income taxes. From inception through December 31, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits. As of December 31, 1999, we had approximately $4.0 million of federal and $6.0 million of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2018. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that we may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

Quarterly Results of Operations

   The following table sets forth, for the periods presented, certain financial data from Xpeed's consolidated statement of operations. The consolidated statement of operations data have been derived from our unaudited consolidated financial statements. In the opinion of management, these statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus. We have incurred net losses in each quarter since inception, and we expect to continue to incur losses for the foreseeable future.


                                              Quarter Ended
                         ----------------------------------------------------------
                         March 31, June 30,  Sept. 30, Dec. 31,  March 31, June 30,
                           1999      1999      1999      1999      2000      2000
                         --------- --------  --------- --------  --------- --------
                                              (in thousands)
Net revenues............   $   1   $    70    $    14  $ 2,326    $ 6,557  $10,151
Cost of revenues........      14        50          8    2,854      7,611   10,113
                           -----   -------    -------  -------    -------  -------
  Gross profit (loss)...     (13)       20          6     (528)    (1,054)      38
Operating expenses:
  Sales and marketing...      45       234        231      384        451      683
  Research and
   development..........     508       614        648      834      1,367    1,777
  General and
   administrative.......      95       173        166      861        272      464
  Stock-based
   compensation.........      --        --      2,168      376      3,039    4,604
                           -----   -------    -------  -------    -------  -------
    Total operating
     expenses...........     648     1,021      3,213    2,455      5,129    7,528
                           -----   -------    -------  -------    -------  -------
Loss from operations....    (661)   (1,001)    (3,207)  (2,983)    (6,183)  (7,490)
Interest income
 (expense), net.........      (5)       24         18        3        159      192
                           -----   -------    -------  -------    -------  -------
Net loss................   $(666)  $  (977)   $(3,189) $(2,980)   $(6,024) $(7,298)
                           =====   =======    =======  =======    =======  =======

   Our net revenues and results of operations have fluctuated significantly from quarter to quarter in the past, and we expect these fluctuations to continue in the future.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through the sale of preferred equity securities. Since inception to June 30, 2000, we have raised approximately $26.1 million (net of transaction expenses) from the sale of equity securities.

   At June 30, 2000, we had cash and cash equivalents of approximately $14.3 million. At June 30, 2000, we did not have a line of credit or other borrowing facility available.

   Cash used in operating activities was $4.7 million for the six months ended June 30, 2000, $4.3 million in 1999 and $873,000 in 1998. Cash used in operating activities was primarily due to our net loss and investments in working capital, such as accounts receivable and inventory, offset by non-cash stock compensation expense and the increase in accounts payable.

   Cash used in investing activities was $870,000 for the six month period ended June 30, 2000, $813,000 in 1999 and $245,000 in 1998. This use of cash in investing activities was due to purchases of furniture and equipment related to additional headcount and the growth of our research and development efforts.

   Cash provided by financing activities was $16.3 million for the six month period ended June 30, 2000, $8.6 million in 1999 and $1.2 million in 1998. This cash provided by financing activities was primarily related to funds raised in our preferred equity rounds of financing and proceeds from issuances of common stock.

   Our future capital requirements will depend upon a number of factors, including the rate of growth of our sales, and expenses in developing current and future products and marketing these products to our customers. We believe that our cash and cash equivalents will provide sufficient capital to fund our operations at least through the next twelve months. We may require additional capital to fund our operations in future years.

Qualitative and Quantitative Disclosures About Market Risk

   Interest Rate Risk

   Our exposure to interest rate risk is limited to the exposure related to our cash and cash equivalents which is tied to market interest rates. As of June 30, 2000, we had cash and cash equivalents of $14.3 million, which consist of cash and highly liquid short-term investments. We ensure the safety and preservation of our invested principal funds by investing in high credit quality securities. Although our short-term investments will decline in value by an immaterial amount if interest rates increase, any such decline would not have a material effect on our financial condition or results of operations. We do not hedge any interest rate exposures.

   Foreign Currency Risk

   We have not had any significant transactions in foreign currencies, nor did we have any significant balances that were due or payable in foreign currencies at June 30, 2000. Therefore, a hypothetical 10.0% change in foreign currency rates would not have a significant impact on our financial condition and results at operations. We do not currently hedge any of our foreign currency exposure.

Recently Issued Accounting Standards


   In June 1998, the Financial Accounting Standards Board ("FASB") FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 is effective for fiscal years beginning after June 15, 2000. We are assessing the potential impact of this pronouncement on the financial statements; however, we do not expect any significant impact.

   In December 1999, the Securities Exchange Commission ("SEC") issued to Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. In June 2000, the SEC issued SAB 101(B) which defers the implementation date of SAB 101 to no later than the fourth fiscal quarter of fiscal years commencing after December 15, 1999. We have evaluated the provisions of SAB 101 and believe we are in compliance with SAB 101.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. We have not yet determined the impact, if any, of adopting this Interpretation.

                                    BUSINESS

Overview

   We design, market and sell digital subscriber line, or DSL, access devices. DSL technology provides high-speed data transmission using the existing copper wire infrastructure. We believe that we are positioned to become a leading provider of DSL access devices due to the interoperability of our products with a broad range of DSL central office equipment, the ease of deployment and maintenance of our products, our flexible architecture and our broad product line.

Industry Background

   Global deregulation in the telecommunications industry and demand for Internet access have created a market opportunity for providers of network services. The enactment of the United States Telecommunications Act of 1996, along with similar legislation in other countries, has resulted in the emergence of network service providers that compete with traditional phone companies to offer voice and data services. The demand for network access is increasing due to the dramatic growth in the number of Internet users and the volume of data transmitted. According to International Data Corporation, an independent market research firm, the number of worldwide Internet users will increase from 186.2 million in 1999 to 502.5 million in 2003.

   Business and residential users are driving the growth in data traffic over the Internet by accessing bandwidth-intensive content and applications such as highly graphical Web sites and by downloading audio, video and software files. In addition, businesses are implementing electronic commerce strategies and providing employees with the ability to transmit large documents and files from the office or remote locations. The growing number of users and the increase in data traffic are driving network service providers to expand and improve network access.

   To address the increased demand for broadband access in this competitive environment, network service providers are deploying high-speed fiber optic technology in the core of their networks. However the cost of extending fiber optic networks from the network core to each individual user can be prohibitive. As a result, network service providers have typically relied upon the existing telephone infrastructure to extend network access to the end user. This access portion of the network which connects the end-user's home or business to the service provider's core network is known as the "last mile." Data transmission speeds through the fiber optic core of the network are up to 150,000 times faster than the speed of the fastest analog modem, which often results in a bottleneck in the last mile.

   Network service providers are deploying DSL and other technologies to overcome the limitations of the last mile. DSL technology delivers high-speed data transmission over existing copper telephone wires. A DSL connection requires a DSL access device, such as a modem, located at the end user's premises and a DSL access multiplexer, or DSLAM, located at the other end of the copper wire in the service provider's network. DSLAMs aggregate the data streams received from DSL access devices for transmission over the service provider's high-speed fiber optic network.

   Copper telephone wires reach the vast majority of businesses and residences in the United States, making DSL technology attractive to network service providers because it can be widely deployed with minimal infrastructure upgrades. DSL technology enables the existing copper telephone wires to transmit data up to 150 times faster than a conventional 56K dial-up modem. In addition, DSL technology provides the ability to simultaneously transmit multiple voice channels and data over a single telephone line. These advantages are driving the deployment of DSL service. International Data Corporation estimates that the number of DSL lines in service worldwide will increase from approximately 650,000 in 1999 to 27.3 million in 2003.

   To meet the growing demand for DSL service, network service providers must address a number of challenges in deploying and maintaining DSL service. Competition and rapid deployment have led to a proliferation of DSL technologies and standards and protocols implemented by a variety of DSLAM vendors. To deliver DSL, network service providers must ensure that each DSL access device fully functions with the DSLAM in the central office. Network service providers typically use a variety of DSLAMs from multiple DSLAM vendors within their network. As a result, network service providers require access devices that can be installed quickly, are easy to maintain and fit seamlessly into existing networks by interoperating with a wide range of DSLAMs. Installation of DSL service can be a time consuming and labor-intensive process involving the dispatch of technicians to deploy equipment at every end-user location. To compete effectively, network service providers require DSL access devices that minimize the cost and simplify the deployment and maintenance of DSL services. In addition, network service providers need DSL access devices that enable them to rapidly address evolving customer requirements and technological standards.

The Xpeed Solution

   We offer a broad line of DSL access devices that enable network service providers to cost-effectively deliver broadband Internet access to homes and businesses. Our products interoperate with most currently available DSLAMs, have an intuitive user interface and are easily installed and maintained. We believe our flexible product architecture enables us to bring new products to market quickly to meet our customers' changing needs and evolving industry standards.

   Interoperability. Our products are designed to support a number of DSL technologies, computer operating systems and network protocols and standards, enabling network service providers to integrate our access devices into most networks. Our DSL access devices are interoperable with central office DSLAMs made by major manufacturers, including Alcatel, Cisco, Copper Mountain, Lucent and Nokia. According to Dell'Oro Group, an independent research firm, these manufacturers accounted for 82.6% of the DSLAM units sold worldwide during 1999.

   Ease of Deployment and Maintenance. Our products are designed to enable network service providers to deploy DSL service rapidly and cost-effectively, allowing them to quickly build market share in today's competitive environment. Our proprietary graphical user interface guides the technician though the installation process, helping to eliminate costly errors and simplifying the installation. Our software also assesses the maximum transmission speed to connect with the DSLAM and allows service providers to offer customized services at the time of deployment or through upgrades. In addition, our software supports remote diagnostic functions that can reduce maintenance costs.

   Flexible Architecture. Our proprietary technology, consisting of our software, integrated circuits and circuit board design, provides us with a flexible platform upon which we design our products. As a result, we believe we can rapidly bring new products to market that meet our customers' changing needs and evolving industry standards.

   Broad Product Line. We offer a broad range of DSL access devices, including single-user DSL modems and multi-user DSL bridges and routers for residences and businesses. Our products are designed to support the three most common DSL technologies, as well as a number of computer operating systems and network standards and protocols. In addition, we offer our modem products in both internal and external format enabling customers to choose the solution that best fits their needs. By addressing the full range of our customers' DSL access device needs, we believe we can simplify their supply relationships.

The Xpeed Strategy

   Our goal is to become the leading provider of DSL access devices to network service providers worldwide. The following are the key components of our strategy:

   Rapidly Develop New Products and Technologies. We will continue to rapidly expand our product offerings, keeping pace with new developments in DSL technology. We have designed our products with a flexible hardware and software architecture which we believe will shorten product development cycles. This enables us to react quickly to market trends, such as emerging DSL standards and network protocols.

   Expand Sales Channels. We intend to meet the increasing global demand for DSL access devices by expanding our direct sales force and our indirect domestic and international distribution channels. In particular, we intend to hire additional experienced sales personnel in the United States to facilitate our penetration of the regional Bell operating companies and other large service providers. We intend to continue to build our relationships with network equipment vendors to gain access to additional network service providers.

   Leverage Strategic Relationships. We believe that establishing and maintaining relationships with leaders in DSL technology and services is critical to our success. Accordingly, we have formed strategic relationships with network service providers such as Hanaro Telecom and Northpoint and developers of DSL semiconductor technology such as Centillium Communications. We also work closely with various network equipment vendors such as Cisco and Lucent. We believe that these relationships increase industry awareness of our products, extend our sales and distribution capabilities and help us to anticipate changing industry and technology standards.

   Provide Integrated Voice and Data Broadband Access Solutions. We are developing broadband voice and data integrated access devices to take advantage of the anticipated growth in the emerging market for integrated voice and data services. We believe that this market will grow rapidly as network service providers seek to increase their sales and customer base by delivering multiple voice and data services over a single copper line. A successful launch of products for this market will further establish us as a technology leader in our industry.

   Pursue Strategic Acquisitions. We continue to evaluate opportunities to augment our existing product family and sales channels by acquiring companies with complementary technologies and skilled personnel. We believe that expanding our core competencies through acquisitions will strengthen our market position.

Products

   We offer internal modems, external modems, bridges and routers that enable network service providers to deploy DSL access for business and residential customers. Our products support the three most common types of DSL: asymmetric DSL, or ADSL, symmetric DSL or SDSL, and ISDN DSL or IDSL. ADSL is known as asymmetric because data is received by the end user faster than the end user transmits data. SDSL is referred to as symmetric because data is received and transmitted at the same speed. While IDSL is slower than ADSL or SDSL, it supports data transmission over greater distances.

   Internal Modems

   Our internal modems can be plugged directly into personal computers running Windows 95, 98, NT and 2000 operating systems.

       Product                       Features                    Availability
-----------------------------------------------------------------------------
 X200                . Supports networks reaching up to            Q2 1999
 IDSL PCI Modem        36,000 feet at speeds up to 144
                       kilobits per second.
                     . Supports Internet Protocol over frame
                       relay standard.
                     . Supports Linux operating system for
                       OEMs.
-----------------------------------------------------------------------------
 X300                . Supports data transfer speeds of up to
                       2.3 megabits per second.                    Q1 1999
 SDSL PCI Modem      . Supports Internet Protocol over frame
                       relay standard.
                     . Supports Linux operating system for
                       OEMs.
-----------------------------------------------------------------------------
 X400                . Supports data transfer speeds of up to      Q4 1999
 ADSL PCI Modem        8 megabits per second downstream and
                       up to 640 kilobits per second
                       upstream.
                     . Supports Internet Protocol over
                       asynchronous transfer mode standard.
                     . Supports DSL standards for other
                       countries.


   External Modems

   Our external modems can be plugged in directly to the universal serial bus port that connects to a computer's central processing unit. These modems offer "plug and play" installation that allows them to be automatically detected and configured after they are connected. These modems support the Windows 98 and 2000 operating systems.

       Product                        Features                     Availability
-------------------------------------------------------------------------------
 X310                . Supports 21 symmetrical speeds from 144       Q1 2000
 SDSL USB Modem        kilobits per second up to 2.3 megabits
                       per second.
                     . Supports Internet Protocol over frame
                       relay standard.
-------------------------------------------------------------------------------
 X410-A              . Supports data transfer speeds of up to 6      Q3 2000
 ADSL USB Modem        megabits per second downstream and up to
                       640 kilobits per second upstream.
                     . Supports Internet Protocol over
                       asynchronous transfer mode standard.
                     . Supports North American standards.
-------------------------------------------------------------------------------
 X411-A              . Supports data transfer speeds of up to        Q3 2000
 ADSL G.Lite USB       1.5 megabits per second downstream and
                       up to 512 kilobits per second upstream.
 Modem               . Supports Internet Protocol over
                       asynchronous transfer mode standard.
                     . Supports North American standards.
-------------------------------------------------------------------------------
 X411-C              . Supports transfer speeds of up to 1.5         Q3 2000
 ADSL G.Lite USB       megabits per second downstream and up to
                       512 kilobits per second upstream.
 Modem               . Supports Internet Protocol over
                       asynchronous transfer mode standard.
                     . Supports Japanese standards.

  Bridges and Routers

   Our Ethernet bridges and routers offer "plug and play" installation that allows them to be automatically detected and configured after they are connected. They support 21 symmetrical speeds from 144 kilobits per second to
2.3 megabits per second. Their built-in hub currently enables up to four personal computers to use a single DSL line.

   A bridging access device transports all packet-based data traffic transparently between local area networks. Our router performs the same function as our bridge and provides additional functionality such as quality of service selection and security options.

       Product                        Features                     Availability
-------------------------------------------------------------------------------
 X320                . Allows multiple users to connect to a         Q1 2000
 SDSL Ethernet         single Ethernet port for local area
                       networking.
 Bridge              . Architecture ensures efficient packet
                       handling.
                     . Upgradeable to router with downloadable
                       software.
-------------------------------------------------------------------------------
 X320-R              . Offers routing capability using industry
                       standards.                                    Q3 2000
 SDSL Ethernet       . Provides security using built-in
                       firewall.
 Router              . Can be upgraded to accept new
                       functionality via Web downloads or
                       through command line interfaces.


   Products Under Development

                                                                     Expected
       Product                        Features                     Availability
-------------------------------------------------------------------------------
 X420-A              . Supports data transfer speeds up to 8         Q4 2000
 ADSL Ethernet         megabits per second downstream and up to
                       640 kilobits per second upstream.
 Bridge              . Offers plug and play via any personal
                       computer's Ethernet port for easy
                       installation.
                     . Supports North American standards.
-------------------------------------------------------------------------------
 X320-RA             . Supports 21 symmetrical speeds from 144       Q4 2000
 SDSL Ethernet         kilobits per second to 2.3 megabits per
                       second.
 ATM Router          . Interoperates with Internet Protocol
                       equipment.
                     . Offers "plug and play" via any personal
                       computer's Ethernet port for easy
                       installation.
-------------------------------------------------------------------------------
 X320-V              . Supports 8, 12 or 16 configurable voice
                       ports.                                        Q4 2000
 Voice over          . Provides multiple toll-quality voice
                       channels.
 DSL Router          . Standard 19 inch rack and wall mountable
                       package.


Technology

   We possess a high level of multi-disciplinary technological expertise that we utilize in designing our products. This expertise includes our application specific integrated circuit, or ASIC, design capability, our ASIC software expertise, our integration capability and our ability to use a common systems architecture to develop a broad line of products. We believe that our expertise in these technologies provides us with competitive advantages in time-to-market, cost-effectiveness, interoperability and product functionality. In addition, our flexible design allows us to quickly adapt our products to customers' changing needs and evolving industry standards.

   ASICs design expertise. Our design expertise enables us to develop proprietary ASICs that integrate several functions on a single integrated circuit. This integration results in an efficient and compact design for our products, and reduces our time to market for subsequent product development. Our ASICs provide high-speed data interfaces to the personal computer while significantly reducing host CPU processing time.

   Software expertise. Our software design team has experience in developing applications and advanced protocols to address the requirements of our customers. Our modular design allows us to build on our proven software architecture when developing new products, thus reducing the length of our design process and making the quality assurance process more efficient. Our flexible architecture also allows us to implement our product functionality either in embedded software running on the controller for external devices, such as bridges and routers, or in the device driver software running in the client's host processor for PCI and USB modems. Our in-depth knowledge of the connectivity protocols ensures that our products are interoperable with network equipment vendors' DSLAMs.

   We use our expertise in various operating systems and personal computer environments to develop proprietary software and scripts, significantly simplifying the installation process and facilitating product configuration by detecting optimal transmission conditions. Our graphical user interface also supports advanced configuration options that support customized network installation. Our user interface also allows the end-user to access detailed information about the DSL link for diagnostic purposes. In addition, our advanced interface function allows network service providers to remotely perform enhanced diagnostics, maintenance and service.

   System-level expertise. We have an experienced engineering team that ensures the system-level integration of our product components. These components include our proprietary ASICs, off-the-shelf components, printed circuit boards and software. Our experience and knowledge of the various components and modular nature of our product, enables our team to quickly re-design our products to meet changing customer needs and evolving industry standards.

   Network interoperability expertise. We have extensive expertise with the standards and protocols used by the major DSLAM vendors. We have achieved interoperability with DSLAMs manufactured by Alcatel, Cisco Systems, Copper Mountain Networks, Lucent Technologies and Nokia. Our software engineering and quality assurance teams make full use of our advanced interoperability laboratory equipped with DSLAMs and other complex network equipment from major manufacturers. By integrating and testing interoperability requirements in the design phase, we benefit from a short cycle for certification of our products by DSLAM manufacturers and network service providers.

Customers

   We have focused our sales efforts primarily on strategic customers that can provide us with volume sales and validate us as a leading provider of DSL access technology. Network service providers purchase products from us to provide DSL services to residential and business consumers. Network equipment vendors combine our products with their central office equipment to market complete DSL access packages to network service providers. The following table displays our customers who have purchased a minimum of $50,000 of our products from January 1, 1999 through June 30, 2000:

   Network Service Providers   Network Equipment Vendors
   -------------------------   -------------------------
   BroadbandNOW                Interspeed
   Gallantry Technologies      Lucent Technologies
   Hanaro Telecom
   NorthPoint Communications

   Sales to Hanaro Telecom represented 97% of our revenues for 1999. For the six months ended June 30, 2000, sales to Hanaro Telecom represented 83% of our revenues for such period. Hanaro Telecom, Inc. is a provider of high-speed Internet access, local telephony and multi-media and data services in Korea. Hanaro's American depositary shares are listed for trading on the Nasdaq National Market.

Manufacturing, Assembly and Testing

   We outsource the manufacture, assembly and testing of our products. This model allows us to focus our resources on the design, marketing and sales of our products and to lower our inventory and fixed costs. Currently, Victron, Inc. manufactures the majority of our product at its facility in Fremont, California. We also use Unitek, Inc. for the manufacturing of certain of its product in Fremont, California. We will begin to use SMTC in the second half of 2000. We currently have contracts with Victron and SMTC which expire in March 2001 and June 2001, respectively, subject to one year extensions. We are currently evaluating additional contract manufacturers to meet our anticipated requirements and to continue to reduce the manufacturing costs of our products. All of our contract manufacturers are ISO9002 certified for manufacturing and design process.

   Our contract manufacturers perform comprehensive inspection tests and use statistical process controls to assure the reliability and quality of our products. Our engineers develop test procedures that are integrated into the contract manufacturers' processes. We only accept finished products that meet our specifications.

   We design the applications specific integrated circuits, or ASICs, that are used in our products. We perform simulation and verification testing on the ASICs at our facility. Epson Semiconductor manufactures and tests our ASICs prior to their shipment to our contract manufacturers.

   Other than our proprietary ASICs, we use standard parts and components whenever possible. We currently purchase certain key components from sole-source suppliers such as Analog Devices, Centillium Communications, Conexant Systems, ITeX, Samsung Electronics and Siemens/Infineon.

Sales and Marketing

   Our direct sales force targets competitive local exchange carriers, regional Bell operating companies, foreign telephone network service providers and internet service providers. Our sales and marketing force consists of 19 employees, three of whom are based in Korea and two of whom are based in Japan. We have sales offices in Korea, Japan, and the United States and we are strengthening our direct sales force in North America. We have relationships with leading network equipment vendors that supply DSLAMs to the central office, such as Cisco, Copper Mountain and Lucent. Our relationships with these network equipment vendors allow us to make joint sales and marketing calls to promote our products to network service providers.

   We engage in a variety of marketing activities to build customer and industry awareness of our products. We issue press releases concerning significant product releases, partnerships and new customers. We participate in a number of industry trade shows and conduct briefings for members of the press. Our goal is to continue to increase the brand awareness of our products.

Research and Development

   We believe that the future success of our business depends in part on our ability to continue to enhance existing products and develop new products that meet market requirements. We continuously review the changes in technology affecting the telecommunications industry to anticipate the needs of our customers to deliver products based on current technologies and standards and protocols.

   As of June 30, 2000, our research and development team consisted of 46 engineers. We incurred $796,000 and $2.6 million in research and development expenses during 1998 and 1999, respectively. For the six months ended June 30, 2000, we incurred research and development expenses of $3.1 million.

   Our research and development team leverages our design expertise by developing products based on our flexible architecture. We have an ASICs development group focused on hardware development activities to be used on a number of our products. Our software development team has expertise in data networking standards protocols and operating systems, device driver development, and techniques for routing and system management. We also have design teams devoted to each of our product families.

   Our research and development team works to ensure interoperability of our products with DSLAMs and other networking equipment manufactured by the major vendors. Following the design phase, our engineers conduct extensive lab simulations to ensure that our access devices are interoperable with a majority of the major DSLAM vendors.

Competition

   The market for our products is intensely competitive and is characterized by frequent new product introductions, changing customer preferences and evolving technology and industry standards. In addition, a number of our competitors and potential competitors have significantly greater financial and other resources than us which may enable them to more effectively meet new competitive opportunities. We compete directly with other providers of DSL access devices including 3Com, Efficient Networks, Netopia, Ramp Networks, Tut Systems and Westell. We also compete with network equipment vendors that offer bundled DSL access solutions that do not include our products, such as Alcatel, Cisco and Copper Mountain. Furthermore, DSL service is competing with alternative technologies including cable modem, ISDN, T1/T3, broadband wireless and satellite solutions.

   We believe that the major competitive factors in our markets are:

  .  product features;

  .  product interoperability and reliability;

  .  ease of installation and maintenance;

  .  strategic alliances;

  .  breadth of product line;

  .  availability of product;

  .  timeliness of new product introductions;

  .  price and performance; and

  .  brand recognition.

   We believe that we compete favorably with respect to each of these factors. However, we expect to face increased competition from both current and future competitors in our markets.

Intellectual Property

   Our ability to compete depends on a combination of copyrights, trademarks, trade secrets, confidentiality procedures and contractual agreements to protect our proprietary rights. We generally enter into confidentially or license agreements with our employees, customers, potential customers, and strategic relationships and limit access to the distribution of our software, hardware designs and other proprietary information. There can be no assurances that our intellectual property protection measures will be sufficient to prevent our technology being misused. Also, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States.

   We rely upon certain software that we license from third parties to perform key functions in certain of our products. We cannot assure you that these third-party licenses will continue to be available to us at commercially reasonable terms.

Backlog

   At June 30, 2000, our order backlog was approximately $6.7 million, substantially all of which is scheduled for delivery to customers during the quarter ending September 30, 2000. At June 30, 1999 our backlog was not meaningful. All backlog orders are subject to cancellation or delay by our customers with limited or no penalty. Therefore, our backlog will not necessarily result in actual revenues.

Employees

   As of June 30, 2000, we employed 83 full-time employees, including 46 in engineering, 19 in sales and marketing, 11 in manufacturing, and seven in finance and administration. Most of our employees are located in the United States with two sales employees located in Korea, and two sales and one administrative employee located in Japan. None of our employees is represented by collective bargaining agreements, and management considers relations with our employees to be good.

Properties

   We lease an approximately 23,000 square foot facility in San Jose, California for executive offices and for administrative, sales and marketing, and research and development purposes. The lease for this facility expires in October 2003. Additionally, we have facilities in Japan and Korea for sales and marketing activities within those countries. We anticipate that we will need additional space as early as January 2001. We cannot ensure that we will be able to obtain this additional space at reasonable rates.

Legal Proceedings

   We are not party to any material legal proceedings at this time.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding our executive officers and directors as of June 30, 2000:

 Name                     Age Position
 ----                     --- --------
 Michael D. Pak.......... 36  President, Chief Executive Officer and Chairman

 Michael F. Mazzoni...... 37  Vice President and Chief Financial Officer

 Richard A. D'Sa......... 50  Vice President of Sales and Marketing Worldwide

 Bruce F. Young.......... 50  Vice President of Engineering

 Dominique Rodriguez..... 48  Vice President of Advanced Technology

 Chang Rok Kang(1)....... 49  Director

 Tsuyoshi Taira(1)(2).... 61  Director

 William Miller(2)....... 74  Director

 Yukata Shinto(2)........ 52  Director

---------------------
(1) Member of the compensation committee

(2) Member of the audit committee

   Michael D. Pak has served as our President, Chief Executive Officer and a member of our board of directors since founding our Company in April 1998. Mr. Pak also served as our secretary from April 1998 to April 2000. Prior to joining Xpeed, he was Chief Executive Officer of Synthcom, Inc., a DSL access device manufacturer, from December 1997 to March 1998. From April 1997 to November 1997, Mr. Pak was Director of Business Development at Cagent Technologies, Inc., a 3-D graphic chip manufacturer. From March 1994 to March 1997, he served as Director of Business Development at The 3DO Company, Inc., a game/set top box manufacturer. Mr. Pak holds a B.S. in Engineering Sciences from Harvard College.

   Michael F. Mazzoni has served as our Chief Financial Officer since January 2000 and our Secretary since April 2000. From January 1998 to January 2000, Mr. Mazzoni served as Chief Financial Officer of OPTi, Inc., a semiconductor company. Mr. Mazzoni joined OPTi in October 1993 as Manager, Investor Relations and served as Corporate Controller from August 1995 until his appointment as Chief Financial Officer. Mr. Mazzoni holds a B.S. degree in Business Administration from Providence College.

   Richard A. D'Sa has served as our Vice President of Sales and Marketing Worldwide since January 2000. From February 1999 to January 2000, Mr. D'Sa was our Vice President Sales, Marketing and Operations Worldwide. Prior to joining Xpeed, Mr. D'Sa was Director of Sales for ITeX, Inc., a DSL chipset manufacturer, from March 1998 to February 1999. From October 1997 to March 1998, Mr. D'Sa was Vice President of Marketing at M-Systems, a flash disk memory company. Mr. D'Sa was also employed at OPTi, Inc., in various management positions from March 1993 to October 1997. At the time of his departure from OPTi, Mr. D'Sa was Vice President of Sales. Mr. D'Sa holds a B.S. in Electronics from the University of North London.

   Bruce F. Young has served as our Vice President of Engineering since December 1999. Prior to joining Xpeed, Mr. Young was Chief Technical Officer, and Vice President of Engineering at Telmax Communications Corp., a voice and data equipment company, from June 1994 to December 1999. Mr. Young holds a B.S. in Computer Science from California State University at Hayward, a M.S. in Mathematics from University of Washington, and a B.S. in Mathematics from University of California at Santa Barbara.

   Dominique Rodriguez has served as our Vice President of Advanced Technology since May 2000. From April 1998 through April 2000 he was an independent consultant serving as our Chief Technical Officer. Prior to that time, Mr. Rodriguez was Director of Product Marketing at Siliconians, Inc., a semiconductor company, from November 1996 to February 1998. Mr. Rodriguez was also Director of Technology Business at Cylink Corporation, a broadband wireless equipment company, from June 1994 to October 1996. Mr. Rodriguez holds a M.S. in Computer Systems Architecture from the University of Paris, and a M.B.A. in Tax Law from the University of Paris.

   Chang Rok Kang has served on our board of directors since April 1998. Mr. Chang is President of Mentors Korea Co., Ltd where he has been employed since May 1987. Mr Chang also serves on the board of MODU International, China Prosperity, B29 Entertainment, and Amodu LLC, where he is also a principal.

   Tsuyoshi Taira has served on our board of directors since August 1998. Since 1996, Mr. Taira has served as the Chief Executive Officer of Tazan International Inc. an investment and consulting corporation. Prior to his present position, Mr. Taira was employed by Sanyo Semiconductor Corporation from 1986 to 1996, where he served as President from 1986 to 1993 and Chairman from 1993 to 1996. Mr. Taira is also a director of Tripath Technologies.
Mr. Taira holds a B.S. in Electrical Engineering from Tokyo Metropolitan University.

   William Miller has served on our board of directors since July 1999. Dr. Miller is the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University and President Emeritus of SRI International. He is also Professor Emeritus of Computer Science, School of Engineering, Stanford University. In 1990, Dr. Miller retired after 11 years as President and Chief Executive Officer of SRI International. Until recently, he served on the board of directors of Wells Fargo Bank and Co.; Varian Associates; Pacific Gas and Electric Company; First Interstate Bancorp; and Fireman's Fund Insurance Company. Dr. Miller currently serves on the boards, Women.com and Inprise Corporation, both of which are reporting companies as well as on the boards for the following private companies: Sentius Corporation and Data Digest Inc. Dr. Miller also serves on the board for a non-profit company, Commerce Net.

   Yukata Shinto has served as a member of our board of directors since April 2000. Mr. Shinto has been employed by the SOFTBANK Group as a Chief Operating Officer since August 1999. During his tenure at SOFTBANK Group he has served as President and Chief Executive Officer of SpeedNet Inc., a broadband Internet service carrier, from August 1999 to May 2000. Mr. Shinto is currently the President and Chief Executive Officer of SOFTBANK Networks Inc., which oversees SOFTBANK Group's broadband infrastructure business, and Xtage Inc., an xDSL service company. Prior to joining SOFTBANK, Mr. Shinto was General Director of the Media Business Division of Mitsui & Co., Ltd. from 1998 to August 1999, overseeing more than 20 affiliated companies including AOL Japan, and being on the board of 15 of the companies. From 1995 to 1998, Mr. Shinto was Managing Director at Japan Digital Broadcasting Service Inc.

Board of Directors

   Our board of directors currently consists of five members. Each director holds office until his term expires or until his successor is duly elected and qualified.

  Committees

   Our board of directors has an audit committee and a compensation committee. The audit committee consists of William Miller, Yukata Shinto and Tsuyoshi Taira. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the board of directors regarding the selection of independent accountants. The compensation committee consists of Tsuyoshi Taira and Chang Rok Kang. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans.

   Compensation Committee Interlocks and Insider Participation

   Our board of directors established the compensation committee in May 2000. No member of our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Since the formation of the compensation committee, none of its members has been our officer or employee. Prior to the establishment of the compensation committee, duties normally associated with that committee were performed by the entire board of directors. During this period Michael D. Pak served concurrently as a director and as Xpeed's Chief Executive Officer and President.

   Director Compensation

   Effective upon the closing of this offering, our non-employee directors will be eligible to receive grants of options to purchase our common stock pursuant to a fixed formula under our 1998 Stock Plan, as amended. Upon the closing of this offering, each current non-employee director will automatically receive an option to purchase shares of our common stock. Each individual that becomes a non-employee director following this offering will be granted an option to purchase shares of our common stock on the date that such person becomes a director. The shares subject to each of these options will vest and become fully exercisable in equal annual installments over a four year period following the date of grant. Additionally, beginning at our annual meeting of stockholders to be held in 2001 and at each successive annual stockholder meeting, each non-employee director who has previously served at least six consecutive months prior thereto will receive an option to purchase shares of our common stock. The shares subject to these annual option grants will fully vest and become fully exercisable on the first anniversary of the date of grant. The exercise price per share for all options automatically granted to directors under our 1998 Stock Plan, as amended, will be equal to the market price of our common stock on the date of grant and will have a ten year term, but will generally terminate within a specified time following the date the option holder ceases to be a director or consultant.

   Employee directors are eligible to participate in our 2000 Employee Stock Purchase Plan and to receive discretionary grants under our 1998 Stock Plan, as amended.

Executive Compensation

   The following table sets forth all compensation paid or accrued during the year ended December 31, 1999 to our President and Chief Executive Officer and our other most highly compensated officer whose compensation exceeded $100,000 for the year. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                         Annual Compensation         Awards
                                    ----------------------------- ------------
                                                                   Securities
                                                     Other Annual  Underlying
Name and Principal Position          Salary   Bonus  Compensation   Options
---------------------------         -------- ------- ------------ ------------
Michael D. Pak..................... $175,000 $15,500    $   --              --
 President and Chief Executive
  Officer

Richard A. D'Sa(1).................  110,000  20,500    $5,500(2)
 Vice President of Sales and
  Marketing Worldwide

---------------------
(1) Richard A. D'Sa was hired in February 1999.

(2) Car allowance of $500 per month.

                             Option Grants in 1999

   The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during year ended December 31, 1999. All options granted to these executive officers in the last year were granted under the 1998 Stock Plan, as amended. One-eighth of the shares subject to each option vests and becomes exercisable six months after the date of grant, and an additional one-forty-eighth of the shares subject to each option vests each month thereafter. In addition, options granted to each of the individuals set forth below may be exercised early, provided that such individual enters into a restricted stock purchase agreement. The shares thus acquired remain subject to a right of repurchase by the Company. The percent of
the total options set forth below is based on an aggregate of      options
granted to employees during our year ended December 31, 1999. All options were granted at a fair market value as determined by our board of directors on the date of grant.

   Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that the price of our common stock appreciates at 5% and 10% over the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our future common stock price.

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                          Annual Rates of
                                                                        Stock Appreciation
                                       Individual Grants                  for Option Term
                         --------------------------------------------- --------------------
                         Number of   % of Total
                         Securities    Options
                         Underlying  Granted to   Exercise
                          Options     Employees     Price   Expiration
Name                      Granted   During Period Per Share    Date        5%        10%
----                     ---------- ------------- --------- ---------- ---------- ----------
Michael D. Pak..........         --          --%    $    --      --    $       -- $       --
Richard A. D'Sa.........                    27.7%            7/23/09       31,445     79,687

                       Option Values at December 31, 1999

   The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at December 31, 1999. The value of unexercised in-the-money
options is based on a value of $     per share, the deemed fair market value of
our common stock as of December 31, 1999, less the exercise price of $0.20 per share. The options were granted under our 1998 Stock Plan, as amended. These options vest over four years and otherwise generally conform to the terms of our 1998 Stock Plan, as amended.

                              Number of Securities                           Value of Unexercised
                         Underlying Unexercised Options                      In-the-Money Options
Name                          at December 31, 1999                           at December 31, 1999
----                     ----------------------------------------          -------------------------
                          Exercisable             Unexercisable            Exercisable Unexercisable
                         ---------------         ----------------          ----------- -------------
Michael D. Pak..........               --                        --            $    --     $    --
Richard A. D'Sa.........                                                       770,833     2,929,167

Stock Plans

   1998 Stock Plan

   Our 1998 Stock Plan was adopted by the board of directors and our stockholders in May 1998. In December 1998, the 1998 Stock Plan was amended to increase the number of shares of common stock available for issuance under the
plan from       to       . In April 2000, the 1998 Stock Plan was amended to
increase the number of shares of common stock available for issuance under the
plan from        to      .

   In May 2000, our board of directors approved amendments to the 1998 Stock Plan which:

  . Provide for the number of shares available for issuance under the plan to be increased annually, on the first day of the year beginning 2001, by an additional amount equal to the lesser of million shares, 5% of the number of outstanding shares of common stock on the date of the annual increase, or a lesser amount determined by our board of directors; and

  . Provide for the automatic grants of stock options to non-employee directors. See "Management--Board of Directors--Director Compensation."

   We expect our stockholders to approve these amendments in August 2000.

   As of June 30, 2000, options to purchase an aggregate of        shares were
outstanding,        shares of common stock had been purchased pursuant to
exercises of stock options and stock purchase rights and          shares were
available for future grant.

   Our 1998 Stock Plan provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) to employees and nonstatutory stock options, stock purchase rights and stock bonus rights to employees, directors and consultants. This plan may be administered by the board of directors or a committee appointed by the board. The option administrator may make final and binding determinations regarding the terms and conditions of the awards granted, including the exercise price, the number of shares subject to the award and the exercisability thereof, forms of agreement for use under the plan and interpretation of plan terms.

   The exercise price of incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The exercise price of nonqualified stock options is determined by the administrator of the plan. However, the exercise price for nonqualified stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code will be no less than 100% of the fair market value. Options may be granted with an exercise price that is less than a 100% of the fair market value pursuant to a merger or other corporate transaction. The maximum term of options granted under the 1998 Stock Plan is ten years, except that options granted to officers, directors and consultants owning stock representing more than 10% of the total voting power of all classes of our stock have a maximum term of five years.

   An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options in the three-month period following such cessation, or such other period of time as determined by the administrator, unless such options terminate or expire sooner, or for nonstatutory stock options, later, by their terms. The three-month period is extended to twelve months for terminations due to death or total and permanent disability. In the event of our merger, sale or reorganization into another corporation which results in a change of control, all outstanding options will become fully vested and exercisable for a period of 15 days from the date of notification by the 1998 Stock Plan administrator that such options are exercisable. After the 15 day period, any unexercised options will terminate. The 1998 Stock Plan will terminate in May 2008, unless sooner terminated by the board of directors.

   The board of directors may also grant stock purchase rights under the 1998 Stock Plan. Such grants are made pursuant to a restricted stock purchase agreement, and the price to be paid for the shares granted thereunder is determined by the administrator. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator. Once the stock purchase right has been exercised, the purchaser shall have the rights equivalent to those of a stockholder.

  2000 Employee Stock Purchase Plan

   Our board of directors adopted our 2000 Employee Stock Purchase Plan in May 2000. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

   A total of         shares of common stock has been reserved for issuance
under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year, beginning with fiscal 2001, equal to the lesser of 1% of the outstanding shares of common stock on the first day of
the fiscal year or         shares or such lesser amount as may be determined by
the board.

   The board of directors or a committee appointed by the board administers the purchase plan. The board or its committee has full and exclusive authority to construe, interpret and apply the terms of the purchase plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.

   Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such employee:

  . immediately after the grant owns stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock, or

  . whose rights to purchase stock under all employee stock purchase plans of ours accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   The purchase plan, which is intended to qualify under Section 423 of the United States tax code, contains consecutive six month offering and purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before October 31, 2000.

   The purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the purchase plan is generally 85% of the lower of the fair market value of the common stock (i) at the beginning of the offering period or
(ii) at the end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

   The purchase plan provides that, if we merge with or into another corporation or a sale of substantially all of our assets, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set. The new exercise date shall be before the date of our proposed sale or merger.

   The purchase plan will terminate in 2010. However, the board of directors has the authority to amend or terminate the purchase plan, except that, subject to some exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

Limitations on Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors, executive officers and controller, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

Sales of Stock

   Since our inception in April 1998, we have issued and sold shares of our capital stock in private transactions to our executive officers, directors, and 5% stockholders as follows:

  . In August 1998, we sold 350,000 shares of our Series A preferred stock to Chang Rok Kang, one of our directors, at a purchase price of $0.60 per share.

  . In August 1998, we sold 416,667 shares of our Series A preferred stock to Amodu LLC at a purchase price of $0.60 per share. Chang Rok Kang, a member of our board of directors, is affiliated with Amodu LLC.

  . In January 1999, we sold 490,000 shares of our Series B Preferred Stock to CMI International Holdings at a purchase price of $2.00 per share.

  . In January 2000, we sold 666,667 shares of our Series C preferred stock to SOFTBANK Corp. at a purchase price of $7.50 per share. Yukata Shinto, a member of our board of directors, is affiliated with SOFTBANK Corp.

  . In May 2000, we sold 122,500 shares of our common stock to CMI International Holdings at a purchase price of $2.00 per share, upon exercise of a warrant issued to CMI at the time of its purchase of Series B preferred stock.

Warrant Issuance

   In March 1999, in connection with its purchase of Series B preferred stock, we issued a warrant to CMI International Holdings to purchase 122,500 shares of our common stock at an exercise price of $2.00 per share. This warrant was exercised in May 2000.

Option Grants

   Since our inception through June 30, 2000, we have granted options to purchase our common stock to our directors, executive officers and 5% stockholders as follows:

                                               Date of  Number of Exercise Price
Name                                            Grant    Shares     per Share
----                                           -------- --------- --------------
Amodu LLC..................................... 12/29/98  250,000      $0.20
Chang Rok Kang................................ 12/29/98  250,000      $0.20
Tsuyoshi Taira................................ 12/29/98  200,000      $0.20
Richard D'Sa..................................  7/23/99  250,000      $0.20
Michael Mazzoni...............................   2/7/00  150,000      $1.50
Bruce Young...................................   2/7/00  100,000      $1.50
Yukata Shinto.................................  4/12/00   50,000      $4.00

Consulting Arrangement

   During the period from April 1998 through April 2000, we paid a total of $252,000 to Tsunami Technologies, an entity controlled by Dominique Rodriguez, one of our founders, for services rendered to us by Mr. Rodriguez. Mr. Rodriguez became an employee and executive officer of our company in May 2000.

Indemnification Agreements

   We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by relevant law.

Future Agreements

   We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent, disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Registration Rights Agreements

   In connection with our preferred stock financings, we entered into agreements with our preferred stockholders, including certain of our officers, directors and 5% stockholders, pursuant to which we granted registration rights that will continue to apply after completion of this offering. See "Description of Capital Stock--Registration Rights of Certain Holders."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering by:

  . each person or entity known by us to own more than five percent of our outstanding stock;

  . our chief executive officer, each of the executive officers named in the summary compensation table and each of our directors; and

  .  all of our directors and executive officers as a group.

   Unless otherwise indicated, the address for each beneficial owner is c/o Xpeed Networks, Inc., 99 W. Tasman Drive, Suite 110, San Jose, CA 95134.

   The beneficial ownership is calculated based on    shares of our common
stock outstanding as of June 30, 2000, and            shares outstanding
immediately following the completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to the securities. Unless otherwise indicated, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them. Shares issuable upon the exercise of options and warrants that are exercisable or become exercisable within 60 days of June 30, 2000 are considered outstanding for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                       Shares Beneficially
                                                              Owned
                                                     ------------------------
                                                            Percent  Percent
                                                             Before   After
Name                                                 Number Offering Offering
----                                                 ------ -------- --------
Five Percent Stockholders
SOFTBANK Corp. .....................................           6.1%
  Kakigaracho Chiba Building
  First Floor
  1-36-7, Nihombashi-Kakigaracho
  Chuo-Ku, Tokyo

Amodu Corp. ........................................           6.1
  2880 Zanker Road, Suite 203
  San Jose, CA 95134

CMI International Holdings Ltd. ....................           5.6
  15th Floor 53 Ming-Chuan W. Rd.
  Taipei, Taiwan

Directors and Named Executive Officers
Michael D. Pak(1)...................................          34.3
Chang Rok Kang(2)...................................           5.5
Tsuyoshi Taira......................................           1.8
Richard A. D'Sa(3)..................................             *
William Miller(4)...................................             *
Yukata Shinto(3)....................................             *
All directors and executive officers as a group (9
 persons)...........................................          52.2%

---------------------
 * Less than 1%

(1) Consists of shares of restricted common stock that are subject to a repurchase option by us that lapses as the shares vest.

(2) Includes     shares underlying currently exercisable options to purchase our common stock.

(3) Consists of shares underlying options that are immediately exercisable subject to a repurchase option by us which lapses as the shares vest.

(4) Includes     shares underlying a warrant.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue up to       shares of common stock, $0.0001 par
value and       shares of undesignated preferred stock. From time to time, our board of directors may establish the rights and preferences of the preferred
stock. As of June 30, 2000,       shares of common stock were issued and
outstanding and held by 22 stockholders, and       shares of preferred stock
were issued and outstanding. The following description of our capital stock is, by necessity, not complete. We encourage you to refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and applicable provisions of Delaware law for a more complete description.

Common Stock

   Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." If we undergo a liquidation, dissolution or winding up, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of us without further action by the stockholders.

   Upon the closing of this offering, no shares of preferred stock will be outstanding.

Registration Rights of Certain Holders

   The holders of approximately    shares of preferred stock have the right to
require us to register their shares with the Securities and Exchange Commission so that these shares may be publicly resold or to include their shares in any registration statement we file.

   Demand registration rights

   At any time 180 days after the closing of this offering, the holders of at least 50% of the Series B preferred stock have the right to demand on two separate occasions that we file a registration statement on a form other than Form S-3 so that they can publicly sell their shares, as long as the aggregate market value of the shares to be sold under the registration statement exceeds $5 million. At any time six months after the closing of this offering, the holders of at least 50% of the Series C preferred stock have the right to demand on three separate occasions that we file a registration statement on a form other than Form S-3 so that they can publicly sell their shares, as long as the aggregate market value of such shares exceeds $5 million. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration.

   If we are eligible to file a registration statement on Form S-3, any holder of Series B preferred stock or Series C preferred stock has the right to demand, at any time more than six months following the closing of a registration, that we file a registration on Form S-3, as long as the aggregate market value of the shares to be sold under the registration statement exceeds $1 million. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration.

   Piggyback registration rights

   If we register any shares for public sale, any stockholder with registration rights will have the right to include their shares in the registration. The underwriters of any underwritten offering will have the right to exclude all shares held by stockholders with registration rights.

   Expenses of registration

   We will pay all expenses relating to any demand or piggyback registration. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the holders registering their shares therein, subject to very limited exceptions with respect to the holders of Series C preferred stock.

   Expiration of registration rights

   The registration rights described above will expire with respect to any holder of shares of Series B preferred stock when that particular holder may sell all of its shares pursuant to Rule 144 of the Securities Act. The registration rights of the holders of shares of Series C preferred stock will expire three years after the completion of this offering, or earlier for any particular stockholder if that stockholder can resell all of its shares pursuant to Rule 144 of the Securities Act.

Warrants

   As of June 30, 2000 there were outstanding warrants to purchase shares of common stock. The warrants have a purchase price of $ per share and expire in February 2001. The holders of any common stock issued upon exercise of the warrants shall have the same registration rights as the holders of the Series B preferred stock described in "Description of Capital Stock -- Registration Rights of Certain Holders."

Anti-takeover Effects of Provisions of Our Charter and Bylaws

   Provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, proxy contest or otherwise, or to remove our officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

   Our certificate of incorporation provides that stockholders may act only at duly called annual or special meetings of stockholders, not by written consent. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

   Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice thereof in writing. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15.0% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The amendment of any of the above provisions of our Certificate of Incorporation would require approval by holders of at least two-thirds of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is
                             .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have outstanding          shares
of common stock based upon shares outstanding at June 30, 2000, assuming no exercise of the underwriters' over-allotment option. Excluding the shares of common stock offered hereby, as of the effective date of the
registration statement, there will be      shares of common stock outstanding,
all of which are "restricted" shares under the Securities Act. All restricted shares are subject to lock-up agreements with the underwriters pursuant to which the holders of the restricted shares have agreed not to sell, pledge or otherwise dispose of such shares for a period of 180 days after the date of this prospectus. Chase Securities Inc. may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Chase Securities Inc. has no current plans to do so.

   The following table indicates approximately when the             shares of
our common stock that are not being sold in the offering but which will be outstanding at the time the offering is complete will be eligible for sale into the public market:

         Eligibility of Restricted Shares for Sale in the Public Market

     At effective date.....................................................    0
     180 days after effective date.........................................
                                                                            ----
     After 180 days post-effective date....................................
                                                                            ----

   Most of the restricted shares that will become available for sale in the public market beginning 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are our affiliates. The general provisions of Rule 144 are described below.

   In general, under Rule 144, any of our affiliates, or person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of the common stock, approximately shares immediately after this offering, or

  . the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

   Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

   As of June 30, 2000,      shares were reserved for issuance under our
amended and restated 1998 equity incentive plan, of which options to purchase shares were then outstanding and none were then exercisable. We intend to file, within 180 days after the date of this prospectus, a registration
statement under the Securities Act to register the      shares under our 1998
equity incentive plan and the      shares of common stock reserved for issuance
under our employee stock purchase plan. Upon registration, all of these shares will be freely tradable when issued, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

Lock-Up Agreements

   All officers and directors and some of the holders of common stock and options to purchase common stock have agreed pursuant to "lock-up" agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities Inc. All other stockholders and option holders are subject to contractual agreements with Xpeed obligating them to abide by substantially identical restrictions, and we have agreed with the underwriters that we will not release any of our stockholders from such restrictions without the prior written consent of Chase Securities Inc.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Chase Securities Inc., Dain Rauscher Incorporated, UBS Warburg LLC and Kaufman Bros., L.P., have severally agreed to purchase from us the following numbers of shares of common stock:

                                                                          Number
                                                                            of
     Name                                                                 Shares
     ----                                                                 ------
     Chase Securities Inc. ..............................................
     Dain Rauscher Incorporated..........................................
     UBS Warburg LLC.....................................................
     Kaufman Bros., L.P..................................................
                                                                           ----
     Total...............................................................
                                                                           ====

   The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

   The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $     per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $     per share to other dealers. After
the public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales
in excess of    % of the shares of common stock offered by this prospectus.

   We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. The underwriting discount will be determined based on an arms' length negotiation between the representatives of the underwriters and Xpeed. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                      Without          With
                                                   Over-Allotment Over-Allotment
                                                      Exercise       Exercise
                                                   -------------- --------------
     Per share....................................     $              $
     Total........................................     $              $

   We estimate that our share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $    . The
offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

   All officers and directors and some of the holders of common stock and options to purchase common stock have agreed pursuant to "lock-up" agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities Inc. All other stockholders and option holders are subject to contractual agreements with Xpeed obligating them to abide by substantially identical restrictions, and we have agreed with the underwriters that we will not release any of our stockholders from such restrictions without the prior written consent of Chase Securities Inc. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options under our stock plans, provided that, without the prior written consent of Chase Securities Inc., any additional options shall not be exercisable during the 180-day period.

   At our request, the underwriters have reserved up to      shares of common
stock to be sold in the offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates such as customers and suppliers and persons related to, or affiliated with the foregoing persons. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

   Persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

   Before this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between ourselves and the representative of the underwriters. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP, San Diego, California. As of June 30, 2000, a certain investment partnership and members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 11,666 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1999, and December 31, 1998, and for the year ended December 31, 1999 and for the period from April 8, 1998 (date of inception) to December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the SEC in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may obtain copies of all or any part of these materials from the SEC upon payment to the SEC of prescribed fees. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

   Upon completion of this offering we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC and at the SEC's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the SEC as described above, or inspect them without charge at the SEC's web site.

                                  XPEED, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Deficit........................... F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Xpeed, Inc.

   The reincorporation and stock split described in Note 10 of the notes to the consolidated financial statements are not effective at February 18, 2000. When it is effective, we will be in a position to furnish the following report:

   "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Xpeed Networks, Inc. (formerly Xpeed, Inc.) at December 31, 1998 and 1999 and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from April 8, 1998 (date of inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above."


San Jose, California
February 18, 2000

                                  XPEED, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    Pro Forma
                               December 31,                       Stockholders'
                         -------------------------    June 30,       Equity
                            1998          1999          2000      June 30, 2000
                         -----------  ------------  ------------  -------------
                                                    (unaudited)   (see Note 1)
                                                                   (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents........... $   109,000  $  3,574,000  $ 14,251,000
 Accounts receivable,
  net...................          --     1,206,000     4,171,000
 Inventory, net.........          --       262,000     1,207,000
 Prepaid expenses and
  other.................      18,000     1,035,000       188,000
                         -----------  ------------  ------------
   Total current assets.     127,000     6,077,000    19,817,000
Property and equipment,
 net....................     215,000       875,000     1,544,000
Other assets............      13,000       150,000       168,000
                         -----------  ------------  ------------
   Total assets......... $   355,000  $  7,102,000  $ 21,529,000
                         ===========  ============  ============
Liabilities and
 stockholders' equity
 (deficit)
Current liabilities:
 Notes payable.......... $   113,000  $         --  $         --
 Accounts payable.......      83,000     3,212,000     6,408,000
 Accrued liabilities....     194,000       494,000       742,000
                         -----------  ------------  ------------
   Total current
    liabilities.........     390,000     3,706,000     7,150,000
                         -----------  ------------  ------------
Series A Redeemable
 Convertible Preferred
 Stock; par value
 $0.0001
 Authorized: None
  (unaudited) at June
  30, 2000 pro forma,
  867,000 at June 30,
  2000 (unaudited)......
 Issued and
  outstanding: 866,667
  at December 31, 1998
  and 1999, 866,667 at
  June 30, 2000
  (unaudited) and none
  (unaudited) at
  June 30, 2000
  pro forma.............
 Aggregate liquidation
  value: $520,000 at
  December 31, 1999 and
  at June 30, 2000
  (unaudited)...........     520,000       520,000       520,000
Series B Redeemable
 Convertible Preferred
 Stock; par value
 $0.0001
 Authorized: None
  (unaudited) at June
  30, 2000 pro forma,
  3,000,000 at June 30,
  2000 (unaudited)......
 Issued and
  outstanding: 287,500
  at December 31, 1998
  and 2,402,443 at
  December 31, 1999,
  2,402,443 at June 30,
  2000 (unaudited) and
  none (unaudited) at
  June 30, 2000 pro
  forma.................     575,000     4,805,000     4,805,000
 Aggregate liquidation
  value: $4,805,000 at
  December 31, 1999 and
  at June 30, 2000
  (unaudited)...........
Series C Redeemable
 Convertible Preferred
 Stock; par value
 $0.0001
 Authorized: None
  (unaudited) at June
  30, 2000 pro forma,
  2,700,000 at June 30,
  2000 (unaudited)......
 Issued and
  outstanding: none at
  December 31, 1998 and
  601,667 at December
  31, 1999, 2,675,432
  at June 30, 2000
  (unaudited) and none
  (unaudited) at June
  30, 2000 pro forma....
 Aggregate liquidation
  value: $4,512,000 at
  December 31, 1999 and
  $20,065,000 at June
  30, 2000 (unaudited)..          --     4,512,000    20,065,000
                         -----------  ------------  ------------
                           1,095,000     9,837,000    25,390,000
                         -----------  ------------  ------------
Stockholders' equity
 (deficit):
 Common Stock: $0.0001
  par value; 20,000,000
  shares authorized;
  4,892,625 at December
  31, 1998, 4,927,520
  at December 31, 1999
  and 5,699,048
  (unaudited) at June
  30, 2000, 11,643,590
  (unaudited) at June
  30, 2000, pro forma...          --            --            --  $      1,000
 Additional paid-in
  capital...............   1,402,000     7,501,000    44,108,000    69,497,000
 Unearned stock-based
  compensation..........          --    (1,588,000)  (13,890,000)  (13,890,000)
 Notes receivable from
  stockholders..........      (3,000)           --            --            --
 Accumulated deficit....  (2,529,000)  (12,354,000)  (41,229,000)  (41,229,000)
                         -----------  ------------  ------------  ------------
   Total stockholders'
    equity (deficit)....  (1,130,000)   (6,441,000)  (11,011,000) $ 14,379,000
                         -----------  ------------  ------------  ------------
   Total liabilities,
    redeemable
    convertible
    preferred stock and
    stockholders' equity
    (deficit)........... $   355,000  $  7,102,000  $ 21,529,000
                         ===========  ============  ============

Commitments and
 contingencies (Note 5)


   The accompanying notes are an integral part of these financial statements.

                                  XPEED, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          Period from
                            April 8,
                           1998 (date
                               of
                           inception)                     Six Months Ended
                               to        Year Ended           June 30,
                          December 31,  December 31,  -------------------------
                              1998          1999         1999          2000
                          ------------  ------------  -----------  ------------
                                                            (unaudited)
Net revenues............  $        --   $ 2,411,000   $    71,000  $ 16,708,000
Cost of revenues........           --     2,926,000        64,000    17,724,000
                          -----------   -----------   -----------  ------------
  Gross profit (loss)...           --      (515,000)        7,000    (1,016,000)
Operating expenses:
  Research and
   development..........      796,000     2,604,000     1,122,000     3,144,000
  Sales and marketing...       58,000       894,000       279,000     1,134,000
  General and
   administrative.......      291,000     1,295,000       268,000       736,000
  Stock-based
   compensation.........    1,375,000     2,544,000            --     7,643,000
                          -----------   -----------   -----------  ------------
    Total operating
     expenses...........    2,520,000     7,337,000     1,669,000    12,657,000
                          -----------   -----------   -----------  ------------
Operating loss..........   (2,520,000)   (7,852,000)   (1,662,000)  (13,673,000)
Interest expense
 (income), net..........        9,000       (40,000)      (19,000)     (351,000)
                          -----------   -----------   -----------  ------------
Net loss................   (2,529,000)   (7,812,000)   (1,643,000)  (13,322,000)
                          -----------   -----------   -----------  ------------
Accretion of redeemable
 convertible preferred
 stock to redemption
 value..................           --       (49,000)           --            --
Deemed dividend related
 to issuance of Series C
 Redeemable Convertible
 Preferred Stock........           --    (2,013,000)           --   (15,553,000)
                          -----------   -----------   -----------  ------------
Net loss attributable to
 common stockholders....  $(2,529,000)  $(9,874,000)  $(1,643,000) $(28,875,000)
                          ===========   ===========   ===========  ============
Basic and diluted net
 loss per common share
 attributable to common
 stockholders...........  $     (4.44)  $     (4.79)  $     (1.11) $      (9.69)
                          ===========   ===========   ===========  ============
Number of shares used in
 calculation of basic
 and diluted net loss
 per share..............      569,400     2,062,432     1,483,250     2,980,862
                          ===========   ===========   ===========  ============
Basic and diluted pro
 forma net loss per
 share..................                $     (1.59)               $      (1.53)
                                        ===========                ============
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                  4,916,056                   8,707,301
                                        ===========                ============

   The accompanying notes are an integral part of these financial statements.

                                  XPEED, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                                                             Notes                                     Total
                            Common Stock     Additional    Receivable                              Stockholders'
                          ------------------   Paid-In        from       Unearned    Accumulated      Equity
                            Shares    Amount   Capital    Shareholders Compensation      Loss        (Deficit)
                          ----------  ------ -----------  ------------ ------------  ------------  -------------
Issuance of Common Stock
 to founders............   5,000,000   $ --  $     3,000    $(3,000)   $         --  $         --  $         --
Issuance of Common
 Stock..................     890,000     --       19,000         --              --            --        19,000
Stock issued in exchange
 for services rendered..       2,625     --        5,000         --              --            --         5,000
Stock-based compensation
 related to grants of
 stock options..........          --     --    1,375,000         --              --            --     1,375,000
Repurchase of Common
 Stock..................  (1,000,000)    --           --         --              --            --            --
Net loss................          --     --           --         --              --    (2,529,000)   (2,529,000)
                          ----------   ----  -----------    -------    ------------  ------------  ------------
Balance at December 31,
 1998...................   4,892,625     --    1,402,000     (3,000)             --    (2,529,000)   (1,130,000)
Repayment of notes
 receivable from
 shareholders...........          --     --           --      3,000              --            --         3,000
Issuance of Common Stock
 pursuant to exercise of
 options................      34,895     --        3,000         --              --            --         3,000
Accretion of Redeemable
 Convertible Preferred
 Stock to redemption
 value..................          --     --      (49,000)        --              --            --       (49,000)
Deemed dividend related
 to issuance of Series C
 Redeemable Convertible
 Preferred Stock........          --     --    2,013,000         --              --    (2,013,000)           --
Unearned compensation...          --     --    4,132,000         --      (4,132,000)           --            --
Amortization of unearned
 compensation...........          --     --           --         --       2,544,000            --     2,544,000
Net loss................          --     --           --         --              --    (7,812,000)   (7,812,000)
                          ----------   ----  -----------    -------    ------------  ------------  ------------
Balance at December 31,
 1999...................   4,927,520     --    7,501,000         --      (1,588,000)  (12,354,000)   (6,441,000)
Issuance of Common Stock
 pursuant to exercise of
 options................     372,384     --       36,000         --              --            --        36,000
Common Stock issued in
 exchange for services
 rendered...............      51,650     --      378,000         --              --            --       378,000
Exercise of Common Stock
 warrants...............     347,494     --      695,000         --              --            --       695,000
Deemed dividend related
 to issuance of Series C
 Redeemable Convertible
 Preferred Stock........          --     --   15,553,000         --              --   (15,553,000)           --
Unearned compensation...          --     --   19,945,000         --     (19,945,000)           --            --
Amortization of unearned
 compensation...........          --     --           --         --       7,643,000            --     7,643,000
Net loss................          --     --           --         --              --   (13,322,000)  (13,322,000)
                          ----------   ----  -----------    -------    ------------  ------------  ------------
Balance at June 30, 2000
 (unaudited)............   5,699,048   $ --  $44,108,000    $    --    $(13,890,000) $(41,229,000) $(11,011,000)
                          ==========   ====  ===========    =======    ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                  XPEED, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Period from
                             April 8,
                           1998 (date of                Six Months Ended June
                           inception) to  Year Ended             30,
                           December 31,  December 31,  -------------------------
                               1998          1999         1999          2000
                           ------------- ------------  -----------  ------------
                                                             (unaudited)
Cash flows from operating
 activities:
Net loss.................   $(2,529,000) $(7,812,000)  $(1,643,000) $(13,322,000)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation and
  amortization...........        30,000      153,000        12,000       201,000
 Stock-based
  compensation expense...     1,375,000    2,544,000            --     7,643,000
 Issuance of common
  stock for services
  rendered...............         5,000           --            --       378,000
 Changes in current
  assets and
  liabilities:
   Accounts receivable...            --   (1,206,000)       (8,000)   (2,965,000)
   Inventory.............            --     (262,000)     (320,000)     (945,000)
   Prepaid expenses and
    other current assets.       (18,000)  (1,017,000)      (49,000)      847,000
   Other assets..........       (13,000)    (134,000)      (12,000)      (18,000)
   Accounts payable......        83,000    3,129,000       298,000     3,196,000
   Accrued liabilities...       194,000      300,000       112,000       248,000
                            -----------  -----------   -----------  ------------
     Net cash used in
      operating
      activities.........      (873,000)  (4,305,000)   (1,610,000)   (4,737,000)
                            -----------  -----------   -----------  ------------
Cash flows from investing
 activities:
Purchase of property and
 equipment...............      (245,000)    (813,000)     (313,000)     (870,000)
Purchase of short term
 investments.............            --           --    (1,100,000)           --
                            -----------  -----------   -----------  ------------
     Net cash used in
      investing
      activities.........      (245,000)    (813,000)   (1,413,000)     (870,000)
                            -----------  -----------   -----------  ------------
Cash flows from financing
 activities:
Proceeds from issuance of
 Common Stock............        22,000        3,000            --       731,000
Proceeds from issuance of
 Series A Convertible
 Preferred Stock, net of
 issuance costs..........       520,000           --            --            --
Proceeds from issuance of
 Series B Convertible
 Preferred Stock, net of
  issuance costs.........       575,000    4,189,000     4,214,000            --
Proceeds from issuance of
 Series C Convertible
 Preferred Stock, net of
  issuance costs.........            --    4,504,000            --    15,553,000
Proceeds from (repayment
 of) note payable........       110,000     (113,000)     (113,000)           --
                            -----------  -----------   -----------  ------------
     Net cash provided by
      financing
      activities.........     1,227,000    8,583,000     4,101,000    16,284,000
                            -----------  -----------   -----------  ------------
Net increase in cash and
 cash equivalents........       109,000    3,465,000     1,078,000    10,677,000
Cash and cash equivalents
 at beginning of year....            --      109,000       109,000     3,574,000
Cash and cash equivalents
 at end of year..........   $   109,000  $ 3,574,000   $ 1,187,000  $ 14,251,000
                            ===========  ===========   ===========  ============
Supplemental disclosures
 of cash flow
 information:
Cash paid for income tax.   $       800  $       800   $        --  $         --
                            ===========  ===========   ===========  ============
Cash paid for interest...   $     8,000  $     4,000   $        --  $         --
                            ===========  ===========   ===========  ============
Accretion of redeemable
 convertible preferred
 stock to redemption
  value..................   $        --  $    49,000   $        --  $         --
                            ===========  ===========   ===========  ============
Unearned compensation
 related to stock option
 grants..................   $        --  $ 4,132,000   $        --  $ 19,945,000
                            ===========  ===========   ===========  ============
Deemed dividend related
 to issuance of Series C
 redeemable convertible
 preferred stock.........   $        --  $ 2,013,000   $        --  $ 15,553,000
                            ===========  ===========   ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                  XPEED, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

   Xpeed, Inc. ("Xpeed" or the "Company") designs, markets and sells digital subscriber line, or DSL, access devices for homes and businesses. Xpeed's DSL access devices enable network service providers to cost-effectively deploy broadband network access to end-users. The Company was incorporated in California on April 8, 1998.

Interim consolidated financial statements (unaudited)

   The financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 together with the related notes are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Basis of consolidation (unaudited)

   The consolidated financial statements for the six months ended June 30, 2000 include the accounts of Xpeed, Inc. and its subsidiary in Japan. All significant intercompany balances and transactions have been eliminated. Accounts denominated in foreign currencies have been remeasured into the U.S. dollar, the functional currency. Foreign currency gains and losses from remeasurement, which have been insignificant, are included in the consolidated financial statements of operations.

Use of estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

   Revenue from product sales is generally recognized at the time the product is shipped. Xpeed sells products with FOB shipping point terms. Reserves for estimated sales returns and allowances are recorded in the same period as the related revenues. Xpeed does not provide its customers with the right to return product.

   The Company sells products to a customer in Korea through a third party agent. The Company ships the products FOB shipping point directly to the end-customer. The agent is responsible for purchase payments to the Company through letters of credit arrangements. The contract with the agent does not provide the right to return the product or price protection. The Company recognizes the revenues at the time the product is shipped.

                                  XPEED, INC.

Warranties

   The Company's products are generally warrantied for a period of twelve months from customer receipt. Estimated future costs of repair, replacement or customer accommodations are accrued at the time revenue is recognized.

Cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company deposits cash and cash equivalents with high credit quality financial institutions.

Business risk concentration of credit risk

   Xpeed currently operates in a single business segment and revenues, from continuing operations are principally attributable to the sale of DSL access devices. The market in which Xpeed competes is characterized by rapid technological advances and changing customer requirements and industry standards. Any failure by Xpeed to anticipate or to respond adequately to these changes could have a material adverse effect on Xpeed's business and operating results.

   Financial instruments that potentially subject Xpeed to concentrations of credit risk consist primarily of temporary cash investments, including money market accounts. Xpeed places its temporary cash investments with major financial institutions. Deposits at any point in time may exceed the federally insured limits. Xpeed performs ongoing credit evaluations of its customers' financial condition and does not require collateral. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and Asia. Xpeed maintains allowances for potential credit losses and such losses have been within management's expectations.

   As of December 31, 1999 and June 30, 2000 (unaudited), one customer accounted for 98% and 55% of the aggregate accounts receivable balance, respectively. A single customer accounted for 97% of aggregate revenues for the fiscal year ended 1999. For the six months ended June 30, 2000 (unaudited), one customer accounted for 83% of the aggregate revenues.

Inventory

   Inventory includes raw materials and finished goods and is stated at the lower of cost or market, cost being determined using the first-in, first-out ("FIFO") method. The Company's inventories include high-technology materials that may be subject to rapid technological obsolescence. While the Company has programs to minimize the required inventories on hand and considers technological obsolescence in estimating reserves to reduce recorded amounts to market value, such estimates could change in the future.

Capitalized software development costs

   Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as coding and testing in accordance with detailed program designs, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

                                  XPEED, INC.

Research and development expenditures

   Costs related to research, design and development of products are charged to research and development expense as incurred.

Property and equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years, or the lease term of the respective assets.

Income taxes

   Xpeed accounts for income taxes in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not the deferred tax asset will not be realized.

Advertising

   Xpeed expenses advertising costs as they are incurred. The Company did not incur any advertising costs in 1998 and 1999.

Business segment information

   The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the way that public business enterprises report on information about operating segments in annual financial statements and interim financial reports. FAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

Long-lived assets

   The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

                                  XPEED, INC.

Comprehensive loss

   The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its total comprehensive loss for 1998 and 1999.

Net loss per share

   Xpeed computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants, mandatorily redeemable preferred stock and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

   A reconciliation of shares used in the calculation of basic and diluted net loss per share follows:

                           Period from
                            April 8,
                          1998 (date of                      Six Months
                          inception) to  Year Ended       Ended  June 30,
                          December 31,  December 31,  -------------------------
                              1998          1999         1999          2000
                          ------------- ------------  -----------  ------------
                                                            (unaudited)
Basic and diluted net
 loss per share:
  Numerator:
    Net loss.............  $(2,529,000) $(7,812,000)  $(1,643,000) $(13,322,000)
    Accretion of
     redeemable
     convertible
     preferred stock to
     redemption value....           --      (49,000)           --            --
    Deemed dividend
     related to issuance
     of Series C
     Redeemable
     Convertible
     Preferred Stock.....           --   (2,013,000)           --   (15,553,000)
                           -----------  -----------   -----------  ------------
    Net loss attributable
     to common
     stockholders........  $(2,529,000) $(9,874,000)  $(1,643,000) $(28,875,000)
                           ===========  ===========   ===========  ============
  Denominator:
    Weighted average
     common shares
     outstanding.........    2,824,206    4,899,932     4,892,625     5,246,487
    Weighted average
     unvested common
     shares subject to
     repurchase..........   (2,254,806)  (2,837,500)   (3,409,375)   (2,265,625)
                           -----------  -----------   -----------  ------------
      Denominator for
       basic and diluted
       calculation.......      569,400    2,062,432     1,483,250     2,980,862
                           ===========  ===========   ===========  ============
      Basic and diluted
       net loss per share
       attributable to
       common
       stockholders......  $     (4.44) $     (4.79)  $     (1.11) $      (9.69)
                           ===========  ===========   ===========  ============
Antidilutive securities
 including options,
 warrants and preferred
 stocks not included in
 net loss per share
 calculations............    2,300,522    5,951,494     4,715,180     7,866,889
                           ===========  ===========   ===========  ============

                                  XPEED, INC.

Unaudited pro forma net loss per share and pro forma stockholders' equity

   Pro forma net loss per share for the year ended December 31, 1999, and the six months ended June 30, 2000, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of convertible preferred stock into common stock on an as-if-converted basis. Pro forma net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share as such shares are antidilutive.

   The following table sets forth the computation of pro forma basic and diluted net loss per share (unaudited):

                                                     Year Ended    Six Months
                                                    December 31,   Ended June
                                                        1999        30, 2000
                                                    ------------  ------------
Numerator:
  Net loss......................................... $(7,812,000)  $(13,322,000)
                                                    ===========   ============
Denominator:
  Shares used in computing basic and diluted net
   loss per share..................................   2,062,432      2,980,862
  Adjustment to reflect assumed conversion of all
   preferred stock from date of issuance...........   2,853,624      5,726,439
                                                    -----------   ------------
Shares used in computing pro forma basic and
 diluted net loss per share........................   4,916,056      8,707,301
                                                    ===========   ============
    Basic and diluted pro forma net loss per share. $     (1.59)  $      (1.53)
                                                    ===========   ============
Antidilutive securities including options and
 warrants not included in pro forma net loss per
 share calculation.................................   1,846,069      1,922,347
                                                    ===========   ============

   If the offering contemplated by this Prospectus is consummated, all of the redeemable convertible preferred stock outstanding, as of the closing date will automatically be converted into an aggregate of 5,944,542 shares of common stock based on the shares of redeemable convertible preferred stock outstanding at June 30, 2000. Unaudited pro forma stockholders' equity at June 30, 2000, as adjusted for the conversion of preferred stock, is disclosed on the balance sheet.

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 is effective for fiscal years beginning after June 15, 2000. Xpeed is assessing the potential impact of this pronouncement on the financial statements; however, they do not expect any significant impact.

   In December 1999, the Securities Exchange Commission ("SEC") issued to Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which outlines the basic criteria that

                                  XPEED, INC.

must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. In June 2000, the SEC issued SAB 101(B) which defers the implementation date of SAB 101 to no later than the fourth fiscal quarter of fiscal years commencing after December 15, 1999. The Company has evaluated the provisions of SAB 101 and believes it is in compliance with them.

   In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB
25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The Company has not yet determined the impact, if any, of adopting this Interpretation.

                                  XPEED, INC.

NOTE 2--BALANCE SHEET COMPONENTS:

                                                 December 31,
                                              --------------------   June 30,
                                                1998       1999        2000
                                              --------  ----------  -----------
                                                                    (unaudited)
   Accounts receivable, net:
     Accounts receivable..................... $     --  $1,221,000  $4,196,000
                                              --------  ----------  ----------
     Less: Allowance for doubtful accounts...       --     (15,000)    (25,000)
                                              --------  ----------  ----------
                                              $     --  $1,206,000  $4,171,000
                                              ========  ==========  ==========
   Inventory, net:
     Finished goods.......................... $     --  $   67,000  $  703,000
     Raw materials...........................       --     387,000     997,000
                                              --------  ----------  ----------
                                                    --     454,000   1,700,000
     Less: Allowance for obsolete and slow
      moving inventory.......................       --    (192,000)   (493,000)
                                              --------  ----------  ----------
                                              $     --  $  262,000  $1,207,000
                                              ========  ==========  ==========
   Property and equipment, net:
     Computer equipment and software......... $244,000  $  910,000  $1,718,000
     Furniture, fixtures and office
      equipment..............................    1,000     137,000     192,000
     Leasehold improvements..................       --      11,000      18,000
                                              --------  ----------  ----------
                                               245,000   1,058,000   1,928,000
     Less: Accumulated depreciation and
      amortization...........................  (30,000)   (183,000)   (384,000)
                                              --------  ----------  ----------
                                              $215,000  $  875,000  $1,544,000
                                              ========  ==========  ==========
   Accrued liabilities:
     Payroll and related expenses............ $ 21,000  $   69,000  $  141,000
     Warranty................................       --      50,000     282,000
     Other...................................  173,000     375,000     319,000
                                              --------  ----------  ----------
                                              $194,000  $  494,000  $  742,000
                                              ========  ==========  ==========

NOTE 3--INCOME TAXES:

   The provision for income taxes consists of the following:

                                                       Period from
                                                      April 8, 1998
                                                        (date of
                                                      inception) to  Year Ended
                                                      December 31,  December 31,
                                                          1998          1999
                                                      ------------- ------------
   Current:
     U.S. federal....................................     $ --          $ --
     State and local.................................      800           800
                                                          ----          ----
                                                           800           800
                                                          ----          ----
   Deferred:
     U.S. federal....................................     $ --          $ --
                                                          ====          ====

                                  XPEED, INC.

   Deferred tax assets and liabilities consist of the following:

                                                             December 31,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................... $ 450,000  $ 2,392,000
     Accruals and reserves..............................    18,000       37,000
     Research credits...................................    40,000      120,000
     Depreciation.......................................    24,000       24,000
                                                         ---------  -----------
                                                           532,000    2,573,000
                                                         ---------  -----------
     Less: Valuation allowance..........................  (532,000)  (2,573,000)
                                                         ---------  -----------
                                                         $      --  $        --
                                                         =========  ===========

   Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

   Xpeed's expected US Federal statutory income tax rate (34%) differ from the effective tax rate as follows:

                                                                  1998    1999
                                                                 ------- -------
   "Expected" income benefit.................................... (34.0)% (34.0)%
   Net operating loss not benefited.............................     34      34
                                                                 ------- -------
     Effective tax rate.........................................    -- %    -- %
                                                                 ======= =======

   At December 31, 1999, the Company had approximately $4,005,000 of federal and $6,005,000 of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2018. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

NOTE 4--BORROWINGS:

Notes payable

   Notes payable consists of amounts payable to shareholders. The notes are unsecured and bear no interest.

                                                       December 31,
                                                       -------------  June 30,
                                                         1998   1999    2000
                                                       -------- ---- -----------
                                                                     (unaudited)
   Short term notes................................... $113,000 $ --        $ --
                                                       ======== ====    ====

NOTE 5--COMMITMENTS AND CONTINGENCIES:

Leases

   The Company leases office space under a noncancelable operating lease which expires in October 2003. Rent expense for the years ended December 31, 1999 and 1998 was $248,000 and $76,000, respectively. The

                                  XPEED, INC.

terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

   Future minimum lease payments under the noncancelable operating lease, including lease commitments entered into subsequent to December 31, 1999 are as follows:

   Years Ended                                                       Operating
   December 31,                                                        Leases
   ------------                                                      ----------
   2000............................................................. $  699,000
   2001.............................................................    694,000
   2002.............................................................    694,000
   2003.............................................................    578,000
                                                                     ----------
     Total minimum lease payments................................... $2,665,000
                                                                     ==========

Litigation

   From time to time, Xpeed may be involved in litigation relating to claims arising out of its ordinary course of business. Management believes that there are no claims or actions pending or threatened against Xpeed, the ultimate disposition of which would have a material impact on Xpeed's financial position or results of operations.

Contract Manufacturers

   The Company has entered into a purchase agreement with two manufacturers in the United States. The contracts provide for manufacturers to supply certain levels of Xpeed products according to rolling forecasts and purchase orders provided by Xpeed, Inc. The Company has agreed to make the prompt payment of all invoices and charges for products manufactured according to the rolling forecasts and purchase orders.

NOTE 6--CONVERTIBLE PREFERRED STOCK:

   The Convertible Preferred Stock comprise the series designated as follows:

                                                                     Proceeds
                                         Shares                       Net of
                                 ---------------------- Liquidation  Issuance
Series                           Authorized Outstanding    Value       Costs
------                           ---------- ----------- ----------- -----------
A...............................   867,000     866,667  $   520,000 $   520,000
B............................... 3,000,000   2,402,443    4,805,000   4,764,000
C............................... 2,000,000     601,667    4,512,000   4,504,000
                                 ---------   ---------  ----------- -----------
  Balance at December 31, 1999.. 5,867,000   3,870,777    9,837,000   9,788,000
                                 ---------   ---------  ----------- -----------
C (unaudited)...................   700,000   2,073,765   15,553,000  15,553,000
                                 ---------   ---------  ----------- -----------
  Balance at June 30, 2000
   (unaudited).................. 6,567,000   5,944,542  $25,390,000 $25,341,000
                                 =========   =========  =========== ===========

                                  XPEED, INC.

   The holders of Preferred Stock have various rights and preferences as follows:

Voting

   The holder of each share of Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

   As long as any Series A Preferred Stock, any Series B Preferred Stock or at least 1,000,001 shares of Series C Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of that series of Convertible Preferred Stock in order to alter the Articles of Incorporation as related to that series of Convertible Preferred Stock, change the authorized number of shares of that series of Convertible Preferred Stock, or create a new class of stock having preference over or being on parity with that series of Convertible Preferred Stock.

Dividends

   Holders of Series A, B and C Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.05, $0.04 and $0.60 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, B and C Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1999.

Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Preferred Stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B and C Convertible Preferred Stock are entitled to receive an amount of $0.60, $2.00 and $7.50 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed to the holders of Common Stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds available will be distributed ratably among the holders of the Series A, B and C Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Conversion

   Each share of Series A, B and C Convertible Preferred Stock is convertible, at the option of the holder, into common stock on a one-for-one basis, subject to certain antidilution provisions. Each share of Series A, B and C Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $10.00 per share with gross proceeds of at least $30,000,000,
(2) a merger, sale of substantially all of the assets or other transactions which result in a change in control or (3) the consent of the holders of the majority of Convertible Preferred Stock.

   At December 31, 1999, the Company reserved 866,667, 2,402,443 and 601,667 shares of Common Stock for the conversion of Series A, B and C Convertible Preferred Stock, respectively.

                                  XPEED, INC.

Deemed dividend related to issuance of Series C redeemable convertible preferred stock

   In November and December 1999, 601,667 shares of Series C preferred stock were issued for gross proceeds of approximately $4,512,000. The issuance resulted in a beneficial conversion feature of $2,013,000 calculated in accordance with Emerging Issues Task Force No. 98-5, which resulted an immediate increase in additional paid-in capital. In January and February 2000, 2,073,765 (unaudited) shares of Series C preferred stock were issued for gross proceeds of approximately $15,553,000 (unaudited). The issuance resulted in a beneficial conversion feature of $15,553,000 (unaudited) calculated in accordance with Emerging Issues Task Force No. 98-5, which resulted an immediate increase in additional paid-in capital.

NOTE 7--COMMON STOCK:

   The Company's Articles of Incorporation, as amended, authorize the Company to issue 20,000,000 shares of $0.0001 par value Common Stock.

Common stock subject to repurchase

   In 1998, 5,000,000 shares of common stock were issued to the founders of the Company, which are subject to repurchase. Shares vest over four years from the issuance date. At December 1998 and 1999, there were 4,142,625 and 2,223,156 shares, respectively, subject to repurchase at the original purchase price of $0.0006. In December 1998, 1,000,000 shares were repurchased at the original purchase price.

Warrants for Common Stock

   In connection with issuance of Preferred Series B stock, the Company issued warrants to purchase 600,611 shares of Common Stock for $2.00 per share. Such warrants are outstanding at December 31, 1999 and expire in February 2001. The fair value of these warrants is not material to the financial statements.

NOTE 8--STOCK OPTION PLANS:

   In April 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 3,400,000 shares of Common Stock for issuance under the Plan.

   Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

                                  XPEED, INC.

   A summary of the status of Xpeed's stock option plans as of December 31, 1998 and 1999, and June 30, 2000 (unaudited) is presented below:

                                               Options Outstanding
                                         ---------------------------------
                                                                  Weighted
                                                                  Average
                                                                  Exercise
                               Shares     Number      Exercise     Price   Aggregate
                             Available      of        Price per     per     Exercise
                             for Grant    Shares        Share      Share     Price
                             ----------  ---------  ------------- -------- ----------
   Options outstanding at
    April 8, 1998..........          --         --             --      --          --
   Shares reserved under
    1998 stock option plan.   3,400,000         --             --      --          --
    Granted................  (2,025,000) 2,025,000         $0.001  $0.001  $    2,000
    Exercised..............          --         --             --      --          --
    Canceled...............     300,000   (300,000)        $0.001  $0.001          --
                             ----------  ---------  -------------  ------  ----------
   Options outstanding at
    December 31, 1998......   1,675,000  1,725,000         $0.001  $0.001       2,000

    Granted................    (903,000)   903,000         $0.200  $0.200     181,000
    Exercised..............          --    (35,000)        $0.200  $0.200      (7,000)
    Canceled...............     131,000   (131,000)        $0.200  $0.200     (26,000)
                             ----------  ---------  -------------  ------  ----------
   Options outstanding at
    December 31, 1999......     903,000  2,462,000  $0.001-$0.200   $0.06     150,000

    Additional shares
     reserved..............   1,500,000         --             --      --          --
    Granted................    (956,000)   956,000    $1.50-$4.00   $2.74   2,619,000
    Exercised..............          --     (9,000)   $1.50-$4.00   $2.74     (25,000)
    Canceled...............      83,000    (83,000)   $1.50-$4.00   $2.74    (227,000)
                             ----------  ---------  -------------  ------  ----------
   Options outstanding at
    June 30, 2000
    (unaudited)............   1,530,000  3,326,000   $0.001-$4.00   $0.76  $2,517,000
                             ==========  =========  =============  ======  ==========

   The weighted average fair value of options granted in the period from April 8, 1998 (date of inception) to December 31, 1998 and in the year ended December 31, 1999 was $0.0001 and $0.009, respectively.

   The following table summarizes information concerning outstanding and exercisable options under the plan as of December 31, 1999.

                   Options Outstanding at      Options Exercisable
                     December 31, 1999         at December 31, 1999
              -------------------------------- --------------------
                           Weighted
                            Average
                           Remaining  Weighted             Weighted
   Range of               Contractual Average              Average
   Exercise     Number       Life     Exercise   Number    Exercise
    Price     Outstanding   (Years)    Price   Outstanding  Price
   --------   ----------- ----------- -------- ----------- --------
    $0.001       567,188     8.61      $0.001     205,209   $0.001
    $0.200     1,894,667     9.05      $0.200   1,274,897   $0.200
               ---------                        ---------
               2,461,855                        1,480,106
               =========                        =========

*  Amortization of stock compensation includes:

                                                                    Three Months
                                                        Year Ended     Ended
                                                       December 31,  March 31,
                                                           1999         2000
                                                       ------------ ------------
Cost of revenues:
 Subscriptions fees and other services...............      $  4         $  5
Research and development.............................        31          146
Sales and marketing..................................        78          120
General and administrative...........................        49          186
                                                           ----         ----
                                                           $162         $457
                                                           ====         ====

Per share data

   The table below reflects our historical and pro forma net loss per share for the periods indicated and the weighted average historical and pro forma number of shares used to calculate net loss per share for the periods. The historical net loss per share has been calculated on the basis of the weighted average number of shares of common stock actually outstanding during the periods indicated. From March 20, 1998 until March 26, 1999, we did not have any shares of common stock outstanding due to their conversion into preferred stock in March 1998. We do not believe our historical net loss per share for 1998 and the three months ended March 31, 1999 are meaningful because they are substantially greater than they would have been had our common stock been outstanding during all of 1998 and the first quarter of 1999.

                              From
                          February 6,       Year Ended          Three Months Ended
                          1996 through     December 31,             March 31,
                          December 31, -----------------------  -------------------
                              1996      1997    1998    1999       1999      2000
                          ------------ ------  ------  -------  ----------  -------
                                          (shares in thousands)
Per Share Data:
Basic and diluted net
 loss per share.........     $(1.01)   $(0.85) $(8.01) $(48.86) $(2,322.60) $ (2.31)
                             ======    ======  ======  =======  ==========  =======
Shares used in
 computation of basic
 and diluted net loss
 per share..............        487       623     498      262           1    2.364
                             ======    ======  ======  =======  ==========  =======
Pro forma basic and
 diluted net loss per
 share..................                               $ (1.24)             $ (0.36)
                                                       =======              =======
Shares used in pro forma
 basic and diluted net
 loss
 per share..............                                10,326               15,135
                                                       =======              =======

   The pro forma financial data as of March 31, 2000 assumes the conversion of all of our outstanding shares of preferred stock into common stock upon the closing of this offering. The pro forma as adjusted data assumes this conversion and the sale of the 4,000,000 shares of common stock that we are offering under this prospectus at an assumed initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

                            As of December 31,             As of March 31, 2000
                         ----------------------------  ------------------------------
                                                                           Pro Forma
                         1996   1997    1998    1999   Actual   Pro Forma As Adjusted
                         ----  ------  ------  ------  -------  --------- -----------
                                         (dollars in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  101     518   1,163  14,023  $10,983   $10,983    $50,703
Working capital.........   36    (478)    644  13,325    9,616     9,616     49,336
Total assets............  140     627   2,436  37,692   33,033    33,033     72,753
Long-term obligations...  --       50     --    2,240    2,587     2,587      2,587
Convertible preferred
 stock..................  566     568   6,748  34,256   34,316       --         --
Total stockholders'
 equity (deficiency).... (493) (1,023) (5,032) (4,286)  (8,811)   25,505     65,225

                                  XPEED, INC.

NOTE 9--BUSINESS SEGMENT INFORMATION:

   The Company has adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 31, 1997. SFAS No. 131 supersedes Statement of Financial Accounting Standards No. 14 ("SFAS No. 14"), "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information. Management uses one measurement of profitability for its business. The Company markets its products to customers in the United States and Asia Pacific. Substantially all of the Company's assets are located within the United States. Revenue information by geographic area is as follows:

                                                         Year Ended  Six Months
                                                           Ended        Ended
                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   United States.......................................  $   99,000  $ 2,971,000
   Asia Pacific........................................   2,312,000   13,734,000
   Other                                                         --        3,000
                                                         ----------  -----------
     Total.............................................  $2,411,000  $16,708,000
                                                         ==========  ===========

NOTE 10--SUBSEQUENT EVENTS:

   Prior to completion of the offering contemplated by this prospectus, the Company will reincorporate from California into Delaware.

   Prior to completion of the offering contemplated by this prospectus, the Board of Directors of the Company will approve a stock split of the Company's preferred and common stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                       Shares

                        [LOGO OF XPEED NETWORKS, INC.]

                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                                   CHASE H&Q


                             DAIN RAUSCHER WESSELS


                                UBS WARBURG LLC


                              KAUFMAN BROS., L.P.

                               ----------------

                                       , 2000

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

   Until           , 2000, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth all fees and expenses payable by us in connection with the registration of our common stock. All of the amounts shown are estimates except for the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount To
                                                                        Be Paid
                                                                       ---------
     SEC Registration Fee............................................. $ 13,200
     NASD Filing Fee..................................................    5,500
     Nasdaq National Market Listing Fee...............................  100,000
     Printing and Engraving Expenses..................................  150,000
     Legal Fees and Expenses..........................................  400,000
     Accounting Fees and Expenses.....................................  400,000
     Transfer Agent and Registrar Fees and Expenses...................   10,000
     Miscellaneous Expenses...........................................
                                                                       --------
       Total.......................................................... $
                                                                       ========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   (a) Within the past three years, we have issued and sold the following unregistered securities:

  .  From April 29, 1998 to March 20, 2000 we sold        shares of
     unregistered common stock to 14 directors, officers, employees and
     contractors at a purchase price ranging from $    to $   per share for
     aggregate consideration of $18,850.00;

  .  From September 15, 1998 to May 17, 2000 we sold an aggregate of shares of unregistered common stock upon exercise of options to 16
     officers and employees at a purchase price ranging from $   to $   per
     share for aggregate consideration of $51,733.97;

  .  On August 18, 1998, we sold        shares of unregistered Series A
     preferred stock in a private placement at a purchase price of $   per
     share for aggregate consideration of $520,000.20;

  .  From January 15, 1999 to February 28, 1999 we sold        shares of
     unregistered Series B preferred stock in a private placement at a
     purchase price of $   per share for aggregate consideration of
     $4,804,886.00;

  .  From December 30, 1999 to May 5, 2000 we sold        shares of
     unregistered Series C preferred stock in a private placement at a
     purchase price of $   per share for aggregate consideration of
     $20,062,462.50;

  .  From January 15, 1999 to April 20, 1999, we issued an aggregate of 31
     warrants for the purchase of an aggregate of        shares of common
     stock at an exercise price per share of $  .

   The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access to information about us through their relationship with us.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number  Description of Document
 ------- -----------------------
   1.1*  Form of Underwriting Agreement

   3.1   Certificate of Incorporation, as currently in effect

   3.2* Certificate of Incorporation to be in effect upon completion of the offering

   3.3   Bylaws of the registrant as currently in effect

   3.4* Bylaws of the registrant to be in effect upon completion of the offering

   4.1*  Specimen Common Stock Certificate

   5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

  10.1 Stock Purchase Agreement dated January 15, 1999 among the Registrant and certain purchasers

  10.2   Registration Rights Agreement dated January 19, 1998 among the
          Registrant and certain investors

  10.3* Form of Indemnification Agreement between the Registrant and each of its Directors and Officers

  10.4*  1998 Stock Plan and form of agreements thereunder

  10.5*  2000 Employee Stock Purchase Plan and form of agreements thereunder

  10.6   Agent Agreement dated August 1, 1999, between Registrant and Han Kook
          Chong Mil Ki Ind. Co., Ltd.

  10.7* Product Purchase Agreement dated February 24, 2000, between Registrant and Centillium Communications, Inc.

  10.8   Sublease dated October 1999 between Registrant and Samsung
          Semiconductor, Inc.

  10.9   Manufacturing and Purchase Agreement dated April 1, 2000 between
          Registrant and Victron, Inc.

 Exhibit
 Number  Description of Document
 ------- -----------------------
  10.10  Agreement dated June 7, 2000 between Registrant and SMTC Manufacturing
          Corporation

  23.1   Consent of PricewaterhouseCoopers LLP

  23.2*  Consent of Wilson Sonsini Goodrich & Rosati (included in exhibit 5.1)

  24.1   Power of attorney (see page II-6)

  27.1   Financial data schedule

---------------------
* To be filed by amendment.

   (b) Financial Statement Schedules:

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Xpeed, Inc.

   The reincorporation and stock split described in Note 10 of the notes to the consolidated financial statements are not effective at February 18, 2000. When it is effective, we will be in a position to furnish the following report:

   "In connection with our audits of the consolidated financial statements of Xpeed Networks, Inc. (formerly Xpeed, Inc.) as of December 31, 1998 and 1999, and for the year then ended December 31, 1999 and for the period from April 8, 1998 (date of inception) to December 31, 1998, which consolidated financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein."

San Jose, California
February 18, 2000

                                         Valuation and Qualifying Accounts
                                     ------------------------------------------
                                     Balance at                         Balance
                                     beginning   Additions              at end
                                      of year   (Deductions) Write-offs of year
                                     ---------- ------------ ---------- -------
Allowance for doubtful accounts
  Period from April 8, 1998
   (inception date) to December 31,
   1998.............................     --            --        --          --
  Year ended December 31, 1999......     --       $15,000        --     $15,000

Accrued product warranty
  Period from April 8, 1998
   (inception date) to December 31,
   1998.............................     --            --        --          --
  Year ended December 31, 1999......     --        50,000        --      50,000

Allowance for obsolete and slow
 moving inventory
  Period from April 8, 1998
   (inception date) to December 31,
   1998.............................     --            --        --          --
  Year ended December 31, 1999......     --       192,000        --     192,000

Item 17. Undertakings

   Indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Xpeed, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If that a claim for indemnification against such liabilities (other than the payment by Xpeed of expenses incurred or paid by a director, officer or controlling person of Xpeed in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Xpeed is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

   (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Xpeed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

   (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 20th day of July, 2000.

                                          XPEED NETWORKS, INC.

                                             /s/ Michael D. Pak
                                          By: _________________________________
                                             Michael D. Pak
                                             President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Pak and Michael Mazzoni, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                 Date
             ---------                           -----                 ----

       /s/ Michael D. Pak            Chief Executive Officer and   July 20, 2000
____________________________________  Director (Principal
           Michael D. Pak             Executive Officer)

      /s/ Michael F. Mazzoni         Vice President and Chief      July 20, 2000
____________________________________  Financial Officer
         Michael F. Mazzoni           (Principal Financial and
                                      Accounting Officer)

        /s/ Chang Rok Kang           Director                      July 20, 2000
____________________________________
           Chang Rok Kang

        /s/ Tsuyoshi Taira           Director                      July 20, 2000
____________________________________
           Tsuyoshi Taira

      /s/ William F. Miller          Director                      July 20, 2000
____________________________________
         William F. Miller

        /s/ Yukata Shinto            Director                      July 20, 2000
____________________________________
           Yukata Shinto

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Document
 ------- -----------------------
   1.1*  Form of Underwriting Agreement

   3.1   Certificate of Incorporation, as currently in effect

   3.2* Certificate of Incorporation to be in effect upon completion of the offering

   3.3   Bylaws of the registrant as currently in effect

   3.4* Bylaws of the registrant to be in effect upon completion of the offering

   4.1*  Specimen Common Stock Certificate

   5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

  10.1 Stock Purchase Agreement dated January 15, 1999 among the Registrant and certain purchasers

  10.2   Registration Rights Agreement dated January 19, 1998 among the
          Registrant and certain investors

  10.3* Form of Indemnification Agreement between the Registrant and each of its Directors and Officers

  10.4*  1998 Stock Plan and form of agreements thereunder

  10.5*  2000 Employee Stock Purchase Plan and form of agreements thereunder

  10.6   Agent Agreement dated August 1, 1999, between Registrant and Han Kook
          Chong Mil Ki Ind. Co., Ltd.

  10.7* Product Purchase Agreement dated February 24, 2000, between Registrant and Centillium Communications, Inc.

  10.8   Sublease dated October 1999 between Registrant and Samsung
          Semiconductor, Inc.

  10.9   Manufacturing and Purchase Agreement dated April 1, 2000 between
          Registrant and Victron, Inc.

  10.10  Agreement dated June 7, 2000 between Registrant and SMTC Manufacturing
          Corporation

  23.1   Consent of PricewaterhouseCoopers LLP

  23.2*  Consent of Wilson Sonsini Goodrich & Rosati (included in exhibit 5.1)

  24.1   Power of attorney (see page II-6)

  27.1   Financial data schedule

---------------------
* To be filed by amendment.